Exhibit 10.11

CASINO MANAGEMENT AGREEMENT

THIS CASINO MANAGEMENT AGREEMENT (this “Agreement”), is made and entered into on this [      ] day of [                                          ], 200[  ], by and between Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR”), Rampart Resort Management, LLC, a Nevada limited liability company (“Rampart”), The Cannery Hotel and Casino, LLC, a Nevada limited liability company (“Cannery”), Nevada, LLC, a Nevada limited liability company (“Nevada Palace”), and Millennium Management Group II, LLC, a Nevada limited liability company (together with its permitted successors and assigns, “Manager,” and together with CCR, Rampart, Cannery and Nevada Palace, each, a “Party,” and collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Rampart, a wholly owned subsidiary of CCR, subleases the casino facilities located in the casino hotel known as the JW Marriott Resort, located at the intersection of Rampart Boulevard and Canyon Run Drive in Las Vegas, Nevada, pursuant to that certain Casino Sublease Agreement made and entered into as of April 1, 2002, as amended, by and between Hotspur Casinos Nevada, Inc., a Nevada corporation (“Landlord”), and Rampart (the “Rampart Sublease”), in which Rampart operates a casino and related business operation known as the “Rampart Casino” (the “Rampart Operation”);

WHEREAS, Manager has been providing certain management services to Rampart with respect to the Rampart Operation pursuant to that certain Rampart Casino Management Agreement by and between Rampart and Manager and dated as of April 1, 2002 (the “Rampart Management Agreement”);

WHEREAS, Cannery, a wholly owned subsidiary of CCR, owns the property and casino hotel project located at the intersection of Craig Road and Lossee Road in Las Vegas, Nevada upon which Cannery operates a casino and related business operation known as “The Cannery Hotel and Casino” (the “Cannery Operation”);

WHEREAS, Manager has been providing certain management services to Cannery with respect to the Cannery Operation pursuant to that certain The Cannery Management Agreement by and between Cannery and Manager and dated as of May [      ], 2002 (the “Cannery Management Agreement”);

WHEREAS, each of Cannery and Rampart desire to continue their respective engagement of Manager to provide, and Manager desires to continue to provide, certain management services to Rampart with respect to the Rampart Operation and to Cannery with respect to the Cannery Operation, pursuant to the terms and subject to the conditions set forth in this Agreement, which shall, effective as of the Effective Date (as defined in Section 2.1), replace in their entirety each of the Rampart Management Agreement and the Cannery Management Agreement, which as of the Effective Date shall terminate and be null and void and of no further force or effect;

WHEREAS, Nevada Palace, a wholly owned subsidiary of CCR, has acquired certain gaming assets and has entered into a lease for certain property that Nevada Palace will use to operate a casino and related business operation known as the “Nevada Palace Hotel and Casino” (the “Nevada Palace Operation”);

WHEREAS, Nevada Palace desires to engage Manager to provide, and Manager desires to provide, certain management services to Nevada Palace with respect to the Nevada Palace Operation, pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, if gaming opportunities (other than the Rampart Operation, Cannery Operation and Nevada Palace Operation) are accepted for exploitation by the Management Committee of CCR in accordance with the procedures set forth in that certain Amended and Restated Operating Agreement of Cannery Casino Resorts, LLC, dated as of [                                        ], 200[  ] (the “Operating Agreement”) (each such gaming opportunity, an “Eligible Operation,” and collectively with all such other gaming opportunities, the “Eligible Operations,” and together with the Rampart Operation, Cannery Operation and Nevada Palace Operation, each, a “Casino Operation,” and collectively, the “Casino Operations”), it is contemplated that such Eligible Operation would be pursued initially by CCR pursuant to a business plan approved by the Management Committee of CCR and, thereafter, developed by a newly formed Nevada limited liability company that would be owned, in whole or in part, by CCR (each such limited liability company formed to own an Eligible Operation, an “Eligible NewCo,” and together with Rampart, Cannery and Nevada Palace and their respective permitted successors and assigns, each, an “Owner,” and collectively, the “Owners”);

WHEREAS, CCR, on behalf of each Eligible NewCo, desires to engage Manager to provide, and Manager desires to provide, certain management services in respect of each Eligible Operation and for each Eligible NewCo with respect to such Eligible NewCo’s Eligible Operation, pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, CCR desires to engage Manager to provide, and Manager desires to provide, certain management services to CCR with respect to CCR’s business operations and with respect to certain Eligible Operations (prior to such time as an Eligible NewCo may engage Manager to provide certain management services to such Eligible NewCo with respect to such Eligible NewCo’s Eligible Operation), pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1.                                       ENGAGEMENT

1.1                                 Rampart Operation

Rampart hereby engages and retains Manager, and Manager hereby agrees to be so engaged and retained by Rampart, to perform the general management services set forth on Exhibit A (the “General Management Services”) with respect to the Rampart Operation.

1.2                                 Cannery Operation

Cannery hereby engages and retains Manager, and Manager hereby agrees to be so engaged and retained by Cannery, to perform the General Management Services with respect to the Cannery Operation.

1.3                                 Nevada Palace Operation

Nevada Palace hereby engages and retains Manager, and Manager hereby agrees to be so engaged and retained by Nevada Palace, to perform the General Management Services with respect to the Nevada Palace Operation.

1.4                                 Eligible Operations Prior to Formation of Applicable Eligible NewCo

With respect to any Eligible Operation prior to the date of formation of the applicable Eligible NewCo, CCR shall, pursuant to a business plan for such Eligible Operation approved by the Management Committee of CCR, engage and retain Manager, and Manager hereby agrees to be so engaged and retained by CCR, to perform the developmental, construction and pre-opening services set forth on Exhibit B (the “Development Services”) with respect to such Eligible Operation.

1.5                                 Eligible Operations Following Formation of Applicable Eligible NewCo

Upon its formation, each Eligible NewCo shall engage and retain Manager, and Manager hereby agrees to be so engaged and retained by such Eligible NewCo, to perform the General Management Services with respect to the Eligible Operation conducted by such Eligible NewCo. In addition, upon its formation, each Eligible NewCo shall, pursuant to a business plan for such Eligible Operation approved by the Management Committee of CCR, engage and retain Manager, and Manager hereby agrees to be so engaged and retained by CCR, to continue the Development Services with respect to such Eligible Operation commenced in accordance with Section 1.4.

Upon formation of any Eligible NewCo, CCR shall cause such Eligible NewCo to execute a counterpart of this Agreement acknowledging such Eligible NewCo’s engagement of Manager to perform the General Management Services and Development Services set forth in this Section 1.5, on the terms and subject to the conditions set forth in this Agreement.

1.6                                 CCR

CCR hereby engages and retains Manager, and Manager hereby agrees to be so engaged and retained by CCR, to perform the following services:

1.6.1                        CCR Services

Manager shall, at CCR’s expense, perform those General Management Services as may be applicable to CCR or as may be necessary or appropriate to enable CCR to effectively and efficiently conduct CCR’s business of being a holding company with respect to the Casino Operations including, without limitation (the “CCR General Management Services”):

(i)                                     Manager shall prepare an Annual Operating Budget and a Long-Term Budget (collectively, for any and all Casino Operations, and together with any Pre-Opening Budget, Construction Budget and Development Budget, the “Budgets”) in consultation with, and subject to the approval of, the Managers (as defined in the Operating Agreement) of the Management Committee of CCR designated by OCM AcquisitionCo, LLC (the “Oaktree Managers”), and revise and update such Budgets in consultation with, and subject to the approval of, the Oaktree Managers.

(ii)                                  Other than as such action may involve a manager or equityholder of Manager or a direct family member of a manager or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed; provided, that, those related party transactions set forth on Schedule 3.25 of the CUPA shall not require such prior written consent so long as the terms of such related party transactions do not change in any material respect; provided, further, that the promotion of a direct family member of a manager or equityholder of Manager from a position set forth on Schedule 3.25 of the CUPA to a position substantially identical in title and function to a then-existing non-Senior Officer position of CCR or an Owner, at a salary commensurate with what would be paid to such non-Senior Officer if not such a direct family member, shall not require such prior written consent so long as such promotion is justified based on past performance as reasonably determined by Manager), Manager shall arrange for the employment, payment, supervision and discharge of employees of CCR, subject to the Section 5.5 and 5.8 of the Operating Agreement and in accordance with CCR-approved policies adopted, revised and updated by the Management Committee of CCR from time to time.

(iii)                               Other than as such action may involve payments to Manager or an Affiliate, manager, officer or equityholder of Manager or an Affiliate or direct family member of a manager, officer or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed; provided, that, those related party transactions set forth on Schedule 3.25 of the CUPA shall not require such prior written consent so long as the terms of such related party transactions do not change in any material respect), Manager shall (A) arrange as necessary for the purchase of all supplies, equipment and merchandise necessary for the proper operation of CCR’s business, and (B) arrange for the engagement of advisors, consultants, or other professionals from time-to-time as reasonably necessary to promote the sound and efficient operation of CCR, including accountants, financial advisors, real estate advisors, computer consultants, attorneys, and such other professionals as appropriate or necessary for the proper operation of CCR’s business.

(iv)                              Other than legal actions in which a conflict of interest arises between CCR and/or an Owner, on the one hand, and Manager and/or an Affiliate, manager, officer or equityholder of Manager and/or an Affiliate or direct family member of a manager, officer or equityholder of Manager, on the other (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed), Manager shall (A) commence legal actions concerning CCR on behalf of CCR as are necessary or reasonably required, in the good faith opinion of Manager, to preserve and protect the business of CCR and to collect sums due to CCR or due to the Casino Operations; (B) advise the Management Committee of CCR of the commencement and status of material legal actions concerning CCR or the Casino Operations; and (C) retain counsel in connection with any action or proceeding commenced by or against CCR or Manager (to the extent such action or proceeding by or against Manager relates to the services provided by Manager under this Agreement) or concerning CCR.

1.7                                 Owner and Manager Responsibilities

The Parties covenant, agree and acknowledge that, unless expressly stated herein to the contrary, each Owner shall be responsible for all direct costs, fees or expenses reasonably incurred by Manager on behalf of such Owner for the provision of General Management Services and Development Services (collectively, “Management Services”) with respect to such Owner’s Casino Operation as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers. Notwithstanding the foregoing, Manager shall be solely responsible for and pay Manager’s own expenses of operations, rent, overhead, employee expenses and general business expenses relating to Manager’s business of casino management services. In the event that Manager dedicates one or more of Manager’s employees (which may include William Wortman or William Paulos only with the express written consent of the Oaktree Managers) on a temporary basis to one or more Casino Operation in order to fulfill its obligation to provide Management Services under this Agreement, the applicable Owner shall reimburse Manager for the gross payroll of such person(s) for the relevant time.

2.                                       TERM

The term of this Agreement shall commence separately with respect to each Casino Operation in accordance with this Section 2. The obligations of the applicable Parties set forth in this Agreement with respect to each Casino Operation shall commence as of the beginning of the applicable term for such Casino Operation; provided, however, that the obligations of any Party set forth herein that are expressly made to survive the termination of this Agreement shall survive for the period set forth herein; and further provided, however, that, after the termination of this Agreement, each Owner shall be obligated to remit to Manager any Management Fee earned or accrued prior to the termination of this Agreement and Manager shall be obligated to remit to each Owner any Management Fee Excess (as defined in Section 3.2(b) below) outstanding prior to the termination of this Agreement.

2.1                                Rampart Operation, Cannery Operation and Nevada Palace Operation

With respect to each of the Rampart Operation, the Cannery Operation, and the Nevada Palace Operation, the term of this Agreement shall commence as of the Second Closing Date (as defined in that certain Contribution and Unit Purchase Agreement dated as of May 10, 2005, by and among CCR and various other parties named therein (the “CUPA”)) (the “Effective Date”) and shall continue until this Agreement is terminated in accordance with Section 4.3, Section 6, Section 7 or Sections 9.3 or 9.4 of this Agreement.

2.2                                Termination of Rampart and Cannery Management Agreements

As of the Effective Date, the Rampart Management Agreement and the Cannery Management Agreement are hereby terminated and shall be null and void and of no further force or effect.

2.3                                Eligible Operations – General Management Duties

With respect to any and each Eligible Operation (including those Eligible Operations acquired by CCR), the term of this Agreement with respect to Manager’s obligation to perform General Management Services (with the term for Development Services being governed by Section 2.4 below) shall commence on the Opening Date (as hereinafter defined) of such Eligible Operation and shall continue until this Agreement is terminated in accordance with Section 4.3, Section 6, Section 7 or Sections 9.3 or 9.4 of this Agreement. “Opening Date,” as such term is used herein, shall mean, with respect to each Eligible Operation (including those Eligible Operations acquired by CCR), the date agreed upon by Manager and the Oaktree Managers that all of the following have occurred (with respect to each such Eligible Operation):

(i)                                     Construction of the structure and improvements in which the applicable Eligible Operation is to be conducted have been substantially completed;

(ii)                                  All furnishings, fixtures and equipment (including, without limitation, all gaming, security, surveillance and related equipment and financial controls) required for the operation of the applicable Casino Operation (with respect to each Casino Operation, the “FF&E”) have been substantially installed;

(iii)                               All approvals, licenses and permits, whether temporary or permanent, necessary or required to own, open and operate the applicable Casino Operation (with respect to each such Casino Operation, the “Licenses”) have been obtained;

(iv)                              Adequate working capital and minimum required cash reserves, as provided in the Pre-Opening Budget (as hereinafter defined) with respect the applicable Eligible Operation, have been duly deposited or furnished as applicable; and

(v)                                 The applicable Eligible Operation (A) if a new casino operation, is ready to render “first-class” service to patrons on a fully-operational basis, or (B) if an acquired casino operation, is ready to render the same service to patrons on a fully-operation basis as rendered immediately prior to such acquisition.

2.4                                Eligible Operations – Development Duties

With respect to any Eligible Operation that is not open for business and fully operational at the time such Eligible Operation is accepted by the Management Committee of CCR in accordance with the procedures set forth in the Operating Agreement (a “Going Concern”), the term with respect to Manager’s obligation to perform Development Services for an Eligible NewCo shall commence upon formation of the applicable Eligible NewCo (and, at such time, shall be transitioned from being performed for CCR pursuant to Section 2.5(B) below to being performed for such Eligible NewCo) and shall continue thereafter up to the earlier of the Opening Date with respect to such Eligible Operation or the date this Agreement is terminated in accordance with Section 4.3, Section 6, Section 7 or Sections 9.3 or 9.4 of this Agreement; provided, however, that Manager and CCR, on behalf of each applicable Eligible NewCo, covenant and acknowledge that the Development Services set forth in Exhibit B Part A may be performed from time to time as reasonably determined by Manager; and further provided, however, that the term with respect to Manager’s obligation to perform the Development Services set forth in Exhibit B Part B shall commence a reasonable time prior to the Opening Date with respect to each such Eligible Operation, as reasonably determined by Manager. Notwithstanding the foregoing, as part of Manager’s General Management Services with respect to any such Eligible Operation, Manager shall continue to perform any Development Services after the Opening Date that, in Manager’s reasonable discretion, are required to be performed after such Opening Date.

2.5                                CCR Services

With respect to CCR, the term of this Agreement: (A) with respect to the CCR General Management Services, shall commence as of the Effective Date and shall continue until this Agreement is terminated in accordance with Section 4.3, Section 6, Section 7 or Sections 9.3 or 9.4 of this Agreement; and (B) with respect to Development Services for any Eligible Operation prior to the time it is pursued by an Eligible NewCo, shall commence at such time as such Eligible Operation is accepted by the Management Committee of CCR in accordance with the procedures set forth in the Operating Agreement and shall continue until the earlier of the date of formation of the applicable Eligible NewCo (and, at such time, shall be transitioned from being performed for CCR to being performed for such Eligible NewCo pursuant to Section 2.4 above) or the date this Agreement is terminated in accordance with Section 4.3, Section 6, Section 7 or Sections 9.3 or 9.4 of this Agreement.

3.                                       MANAGER’S FEES

Each Owner shall pay to Manager the following fees as compensation for Manager’s performance of the Management Services with respect to such Owner’s Casino Operation:

3.1                                 Management Fee

(a)                                  For Management Services rendered with respect to any Casino Operation on and after the commencement of the applicable term with respect to such Casino Operation (except with respect to commencement of the term pursuant to Section 2.4 or 2.5, for which an Owner shall have no obligation to pay a Management Fee with respect to Development Services or CCR General Management Services performed pursuant to Section 1.4, 1.5, 1.6, 2.4 or 2.5), for each Fiscal Year (as defined in Section 3.5), or fraction thereof, the Owner of such Casino Operation shall pay Manager, and Manager shall accept from such Owner, the Management Fee with respect to each such Casino Operation. The “Management Fee” with respect to each Casino Operation shall be as follow:

(i)                                     with respect to the Cannery Operation, an amount equal to One Million Dollars ($1,000,000) per annum;

(ii)                                  with respect to the Rampart Operation, an amount equal to Two Million Dollars ($2,000,000) per annum;

(iii)                               with respect to the Nevada Palace Operation following its Opening Date, an amount equal to four percent (4%) of EBITDA (as defined in Section 3.5) derived from the operation of the Nevada Palace Operation, but in no event less than an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) per annum; and

(iv)                              with respect to any and each Eligible Operation following its Opening Date, an amount (computed separately with respect to each Eligible Operation) equal to four percent (4%) of EBITDA derived from the operation of the applicable Eligible Operation, but in no event less than an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) per annum.

(b)                                 The Management Fee set forth in Sections 3.1(a)(i) and (ii) shall increase annually, and the minimum Management Fees set forth in Sections 3.1(a)(iii) and (iv) shall increase annually, commencing at the beginning of the first full Fiscal Year following commencement of the applicable term with respect to each Gaming Operation, and adjusting as of the beginning of each Fiscal Year thereafter (regardless of whether or not the Management Fee payable pursuant to Sections 3.1(a)(iii) and (iv) is based on EBITDA or the minimum Management Fee as of the time of adjustment), in an amount equal to the percentage increase in the CPI (as defined below) from the first day of the applicable Fiscal Year over the CPI as it existed on the later of the month of commencement of the applicable term and January of the immediately preceding Fiscal Year (calculated on a percentage basis); provided, however, the Management Fee shall not be subject to decrease below the rate in effect for the immediately preceding Fiscal Year. “CPI” shall mean the Consumer Price Index, Urban Wage Earners and Clerical Workers for West Urban, all items (1982-1984=100), as published by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI is calculated from a base different from the base period 1982-84 = 100, such CPI shall be converted to a base period of 1982-84 = 100 by use of a conversion factor supplied by said Bureau of Labor Statistics. If the CPI is discontinued or replaced during the term, such other comparable governmental cost of living index or computation which replaces the CPI shall be used in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or replaced.

(c)                                  CCR, the owner of all of the issued and outstanding equity interests in Rampart, Cannery and Nevada Palace, and to be an owner of equity interests in each Eligible NewCo, which shall derive a benefit from the Management Services to be performed for each Casino Operation, hereby absolutely, primarily, unconditionally and irrevocably guarantees to Manager, its successors and assigns, the full, prompt, complete, timely, and absolute payment of the Management Fees. Guarantor’s liability pursuant to this Section 3.1(c) shall be primary, and with respect to any right of action which shall accrue to Manager relating to any Management Fee, Manager may at its sole option and without notice or demand, proceed directly against CCR without having proceeded against the applicable Owner.

3.2                                 Time of Payment of Management Fee

(a)                                  With respect to the Management Fee payable pursuant to Sections 3.1(a)(i) and (ii), such Management Fee shall be paid by each Owner to Manager on a monthly basis, on the first day of each calendar month with respect to Management Services performed during the preceding calendar month. The Management Fee shall be prorated with respect to any partial period. Each Owner hereby authorizes Manager to pay Manager the Management Fee, monthly, from the Account established in accordance with this Agreement with respect to such Owner’s applicable Casino Operation.

(b)                                 With respect to the Management Fee payable pursuant to Sections 3.1(a)(iii) and (iv), such Management Fee shall be paid by each Owner to Manager on a monthly basis based on the higher of (x) four percent (4%) of EBITDA for the preceding calendar month derived from the operation of such Owner’s applicable Casino Operation and (y) the pro rata portion (based upon the number of calendar months in such Fiscal Year, or portion thereof) of the minimum Management Fee with respect to such Casino Operation, on the first day of each calendar month on which EBITDA numbers for the preceding calendar month are available, with respect to Management Services performed during the preceding calendar month. Not later than thirty (30) days after the receipt of the Annual Statement prepared with respect to each Casino Operation for the calendar year in which the Effective Date or Opening Date, as applicable, occurs and for each succeeding Fiscal Year, Manager and the Oaktree Managers shall calculate the actual EBITDA for such Casino Operation determined from the financial statements of each such Owner for the period ending on December 31 of the immediately preceding year (“Actual EBITDA”). If the Management Fee calculated by Manager and the Oaktree Managers and determined on the basis of Actual EBITDA for such Casino Operation shall be less than the Management Fees paid in such Fiscal Year (or portion thereof) with respect to such Casino Operation (hereinafter, the “Management Fee Excess”), the applicable Owner shall deduct the dollar amount equal to the Management Fee Excess ratably over the remaining monthly payments of the Management Fee for such year. Each Owner hereby authorizes Manager to pay Manager the Management Fee, monthly, from the Account established in accordance with this Agreement with respect to such Owner’s applicable Casino Operation.

3.3                                 Reimbursement for Costs and Expenses

Subject to the applicable Budgets or other funding approved by Manager and the Oaktree Managers, each Owner shall at all times be responsible for providing and shall at all times make available sufficient working capital to finance and support the uninterrupted and efficient development, construction, pre-opening and operation of such Owner’s Casino Operation as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes (including, without limitation, supplying those funds and expenses enumerated in Exhibit A Part F, and as projected in the Budgets with respect to each such Casino Operation). It is the intention of the Parties that (in accordance with Section 1.7 above) each Owner shall be responsible for all direct costs, fees or expenses reasonably incurred by Manager on behalf of such Owner for the provision of Management Services with respect to such Owner’s Casino Operation as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers, such that all such costs, fees and expenses shall be payable by Manager directly from the operating account established in accordance with this Agreement with respect to such Owner’s applicable Casino Operation. Notwithstanding the foregoing, each Owner shall reimburse Manager for all out-of-pocket costs and expenses reasonably paid by Manager on behalf of such Owner for the provision of Management Services with respect to such Owner’s Casino Operation as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers, and Manager may reimburse Manager for such costs and expenses from the operating account established in accordance with this Agreement with respect to such Owner’s Casino Operation.

3.4                                 Place of Payment

To the extent not paid from an operating account established in accordance with this Agreement with respect to an Owner’s Casino Operation, the Management Fee and reimbursement of out-of-pocket costs and expenses shall be paid to Manager by the applicable Owner in U.S. Dollars at Las Vegas, Nevada or such other convenient situs as may be reasonably determined by Manager from time-to-time.

3.5                                 Definitions

In addition to the definitions provided throughout this Agreement, the following definitions shall be applicable to this Agreement.

3.5.1                        Affiliate

“Affiliate” means, as to any Person any other Person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controller by, such Person. As used in this definition, “control” (and the correlative terms “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether though ownership of membership interests, by contract, or otherwise. Notwithstanding the foregoing, Paulos, Wortman, Millennium Gaming and Manager shall be deemed to be “Affiliates” of one another,

3.5.2                        EBITDA

“EBITDA” means the amount determined by subtracting Operating Expenses from Gross Revenues for a Fiscal Year.

3.5.3                        Fiscal Year

“Fiscal Year” means and coincides with and is identical to the calendar year for all purposes; provided, however, it is understood that the first Fiscal Year under the Agreement may be a partial calendar year.

3.5.4                        GAAP

“GAAP” means generally accepted accounting principles applied on a consistent basis to the hotel and gaming industry generally in accordance with the Uniform System of Accounts.

3.5.5                        Gross Revenues

“Gross Revenues”  means, for any Fiscal Year, all receipts, revenues, income and proceeds of sale of every kind or nature derived directly or indirectly from the operation of a Casino Operation, and services rendered to, and rentals of all kinds received from tenants, subtenants, licensees and occupants of space located in a Casino Operation, including, without limitation, all receipts, revenues and income derived from: guest rooms, food and beverage operations, bar and lounge operations; gross revenues from casino operations less sums paid out as winnings (“Gaming Revenues”); meeting room facilities, space rentals to stores and other tenants; proceeds from any “business interruption” or “use and occupancy” policy of insurance; and any amount recovered in any legal action or proceeding or settlement thereof which arose out of the operation of a Casino Operation, which amount under GAAP, is properly included as an income item. All of the foregoing shall be calculated on an accrual basis, whether in cash or in credit. The following revenues are excluded from the definition of Gross Revenues:

(i)                                     All taxes collected as direct taxes from guests or patrons of a Casino Operation or in respect of any business conducted in a Casino Operation to be paid to duly constituted taxing authorities having jurisdiction, such as local gaming taxes, or withholding taxes assessed against gaming patrons’ winnings, if applicable, sales taxes, or “bed” taxes;

(ii)                                  Tips and service charges collected for payment to employees; and

(iii)                               Proceeds of sales of property, real and personal, other than sales in the ordinary course of a Casino Operation’s business.

3.5.6                        Operating Expenses

“Operating Expenses” means all operating expenses related to a Casino Operation for the applicable Fiscal Year determined in accordance with GAAP, including, without limitation, Employment Costs (as hereinafter defined), employer’s liability and similar operating insurance premiums, License fees, professionals’ fees pertaining to operational matters (excluding the Management Fee), and all real estate and personal property taxes and assessments. The following shall be excluded from the definition of Operating Expenses: debt service, if any; operating lease payments or finance or carrying charges for FF&E; depreciation; and the interest on monies borrowed by Owner.

3.5.7                        Person

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union or association

4.                                       ASSIGNMENT, TRANSFER, CHANGE OF CONTROL

4.1                                 By Manager

Manager shall have the right to assign this Agreement to an Affiliate (as defined in Section 3.5.1) in which each of William Paulos and William Wortman holds an equity ownership interest no less than that held by him in Manager immediately prior to such assignment at any time, provided such Affiliate assumes the obligations of Manager set forth herein, but Manager shall have no other rights to assign this Agreement without the prior written consent of the Oaktree Managers.

During the term of this Agreement, neither William Paulos nor William Wortman may directly or indirectly transfer (including by sale, pledge, hypothecation or other disposition) any equity in Manager (or any permitted assignee of Manager) such that they in the aggregate would no longer directly hold more than 50% of the total equity of, and more than 50% of the total voting power in, Manager (or any permitted assignee of Manager).

4.2                                 By Owner or CCR

CCR and the Owners shall have no right to assign this Agreement without the prior written consent of Manager.

4.3                                 Termination Upon a Change of Control

Unless CCR and Manager agree otherwise in writing, this Agreement shall terminate with respect to a Casino Operation in the event of a Change of Control (as defined below) of the corresponding Owner, or in the Agreement’s entirety in the event of a Change of Control of CCR.

A “Change of Control” means, with respect to an Owner or CCR:

(a)                                  with respect to CCR only, either OCM AcquisitionCo, LLC or Millennium Gaming, Inc. acquires 100% equity ownership of CCR pursuant to Section 11.3 of the Operating Agreement, or all or substantially all of the assets of CCR;

(b)                                 with respect to either such Owner or CCR, a Person other than OCM AcquisitionCo, LLC or Millennium Gaming, Inc. (together with any Affiliates of such Person or Persons otherwise associated with such Person) or a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, becomes, after the Effective Date, the beneficial owner (as defined under Rule 13d-3 of the Securities Exchange Act), directly or indirectly, of equity of such Owner or CCR, as the case may be, entitling such Person or group to exercise, directly or indirectly, more than 50% or the total voting power of all classes of equity of such Owner or CCR, as the case may be;

(c)                                  with respect to either such Owner or CCR, the consummation of a reorganization, merger or consolidation of such Owner or CCR, as the case may be, with one or more other Persons which results in CCR or the members of CCR before such reorganization, merger or consolidation, as the case may be, not having more than 50% of the total voting power of all classes of equity of the surviving Person or Persons after such reorganization, merger or consolidation;

(d)                                 with respect to either such Owner or CCR, a sale, transfer or other disposition of all or substantially all of the assets of such Owner or CCR, as the case may be; and

(e)                                  with respect to either such Owner or CCR, a dissolution or liquidation of such Owner or CCR, as the case may be.

5.                                       AUDIT RIGHTS

The Oaktree Managers, on behalf of CCR, may audit the books of account and other records relating to or reflecting the results of operations of any Casino Operation kept by Manager pursuant to Exhibit A Part I. The Oaktree Managers may make such audit for the purpose of verifying the accuracy of the financial statements provided by Manager pursuant to Exhibit A Part G and the accuracy of costs, fees and expenses (including Management Fees) incurred, and reimbursements paid to Manager, with respect to any Casino Operation. The Oaktree Managers may exercise their right to audit such books and records by notice to Manager no less than thirty (30) days prior to the date the Oaktree Managers intend to commence their audit, and the Oaktree Managers shall pay all fees, costs and expenses associated with such audit; provided, however, that if such audit reveals that the actual costs, fees and expenses (including Management Fees) for a Casino Operation for a reporting period in any financial statement provided by Manager exceeds the costs, fees and expenses (including Management Fees) reported in such financial statement by more than 5%, then Manager shall pay all fees, costs and expenses associated with such audit. Such audit shall be conducted by independent certified public accountants selected by the Oaktree Managers, and in such a manner so as not to disrupt unreasonably Manager’s duties to provide Management Services under this Agreement. Any such audit shall be conducted only during normal business hours and at the place where the books and records to be examined are normally kept.

6.                                       DAMAGE AND DESTRUCTION

If one or more Casino Operation or any portion thereof shall be damaged or destroyed at any time during the term with respect to such Casino Operation by fire, casualty or other cause to such an extent that it would be either impossible or impracticable, in the applicable Owner’s sole discretion, to repair such Casino Operation or to continue to operate such Casino Operation as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes, then the applicable Owner may terminate this Agreement by giving written notice of termination to Manager, whereupon this Agreement as same applies to the specified Casino Operation shall be terminated and of no further force and effect with respect to the rights, duties and obligations with respect to the specified Casino Operation, except with respect to the duties, liabilities and obligations of the Parties which arose or accrued prior to termination and continue to exist, or have cause to exist, post-termination. Otherwise, this Agreement shall remain in full force and effect, and the applicable Owner shall promptly rebuild such Casino Operation as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes at its sole cost and expense; provided, that, no Management Fees relating to such Casino Operation (other than, if such Casino Operation is the Cannery Operation or Rampart Operation, 50% of the Management Fee set forth in Section 3.1(a)(i) or (ii), respectively, so long as Manager is providing full and complete Development Services to such Casino Operation) shall accrue or be payable by either CCR or the applicable Owner from the time of such damage or destruction until the new Opening Date of such Casino Operation. Notwithstanding anything to the contrary pursuant to this Agreement, this Agreement shall continue in full force and effect with respect to all Casino Operations not affected by such damage or destruction.

7.                                       CONDEMNATION

If the entirety of one or more of the Casino Operations shall be taken in eminent domain or condemnation proceedings, or the equivalent thereto, or if any portion of the Casino Operation shall be taken in eminent domain or condemnation proceedings, or the equivalent thereto, to such an extent that in the sole discretion of the applicable Owner, it is impossible or impracticable to continue to operate the Casino Operation, then, in either of such events, the applicable Owner shall have the right to terminate this Agreement by giving written notice of such termination to Manager and upon the giving of such notice, this Agreement shall be terminated and of no further force and effect with respect to the rights, duties and obligations with respect to the specified Casino Operation, except with respect to the duties, liabilities and obligations of the Parties which arose or accrued prior to termination and continue to exist, or have caused to exist, post-termination. In the event of termination under this Section 7, such termination shall be effective upon the date of the applicable taking. The provisions of this Section 7 with respect to termination shall be applicable if the applicable Owner makes a conveyance in lieu of condemnation, in which event the day of the execution and delivery of such conveyance shall be the date of termination. If this Agreement is not terminated in accordance with the terms of this Section 7, then this Agreement shall remain in full force and effect and Owner shall promptly rebuild or restore the Casino Operation as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes at its sole cost and expense; provided, that, no Management Fees relating to such Casino Operation (other than, if such Casino Operation is the Cannery Operation or Rampart Operation, 50% of the Management Fee set forth in Section 3.1(a)(i) or (ii), respectively, so long as Manager is providing full and complete Development Services to such Casino Operation) shall accrue or be payable by either CCR or the applicable Owner from the time of such taking until the new Opening Date of such Casino Operation.

8.                                       NON-DISTURBANCE

Each Owner hereby covenants and agrees, and it is the essence of this Agreement and as an inducement to execution, that Manager, subject to the terms and conditions of this Agreement and the Operating Agreement, shall have uninterrupted control of and the exclusive responsibility for the operation of and the right to operate and manage each Casino Operation during the term. Except as set forth in this Agreement or the Operating Agreement, no Owner will interfere or involve itself with the day-to-day operation of any Casino Operation. Each Owner further agrees to take such action as is from time-to-time necessary to preserve such rights in Manager for the term. Manager acknowledges that it is a fiduciary with respect to each Owner, and agrees that it will discharge its fiduciary duties and responsibilities in the control and operation of each Casino Operation in good faith, using all commercially reasonable efforts and for the purposes of maximizing the total enterprise value of CCR as a whole; provided, however, that in no event shall any Owner make any claim against Manager on account of any alleged errors of judgment made in good faith and using all commercially reasonable efforts in connection with operation of any Casino Operation, unless such error results from the gross negligence, wanton or willful misconduct or recklessness of Manager.

9.                                       DEFAULT

9.1                                 Default By Manager

The following events shall be deemed to be “Events of Default” by Manager under this Agreement:

9.1.1                        Non-Compliance with Terms

Manager shall fail to comply, in any respect material to CCR and the Owners in the aggregate, with any of the material terms, conditions, provisions or covenants of this Agreement to be complied with or performed by Manager and Manager shall not cure such failure within thirty (30) days after written notice thereof given by the Oaktree Managers or the applicable Owner to Manager, or, if such failure is not reasonably susceptible of being cured within said thirty (30) day period, if Manager shall fail to commence to cure such failure within said thirty (30) day period, or having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence and, in any event, within ninety (90) days after written notice thereof has been given by the Oaktree Managers or the applicable Owner to Manager.

9.1.2                        Insolvency

Manager shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of creditors.

9.1.3                        Bankruptcy Filing

Manager shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of any governmental authority, or if Manager shall be adjudged bankrupt or insolvent in proceedings filed against Manager thereunder.

9.1.4                        Appointment of Receiver

A receiver or trustee shall be appointed for Manager or for all or substantially all of the assets of Manager, and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

9.1.5                        Loss of License

Manager’s Gaming License to operate a Casino Operation shall at any time be suspended for any reason by the Gaming Authorities and Manager shall fail to cure such suspension within thirty (30) days from such suspension or such other period as the Gaming Authorities shall provide, or Manager or any holder of any equity interest in Manager shall be temporarily or permanently prohibited from deriving any benefit from the operations of a Casino Operation as a direct result of the investigation or Gaming License process by the Gaming Authorities and Manager shall fail to cure such prohibition within thirty (30) days thereafter.

9.2                                 Default by Owner

The following events shall be deemed to be Events of Default by an Owner under this Agreement:

9.2.1                        Failure to Fund

Any Owner shall fail to provide sufficient funds in the operating account established with respect to such Owner’s Casino Operation to pay all of the current expenses, fees, bills or other charges in connection with such Casino Operation, or to maintain the required working capital deposits or Reserves (as hereinafter defined) as required herein, in each case as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers, within ten (10) days after receiving written request therefor by Manager.

9.2.2                        Non-Compliance with Terms

Any Owner shall fail to comply, in any material respect, with any of the material terms, conditions, provisions or covenants of this Agreement to be complied with or performed by such Owner, and such Owner shall not cure such failure within thirty (30) days after written notice thereof given by Manager to such Owner, or, if such failure is not susceptible of being cured within said thirty (30) day period, if such Owner shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence and, in any event, within ninety (90) days after written notice thereof has been given by Manager to such Owner.

9.2.3                        Insolvency

An Owner shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of its creditors.

9.2.4                        Bankruptcy Filing

An Owner shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of any governmental authority, or if an Owner shall be adjudged bankrupt or insolvent in proceedings filed against such Owner thereunder.

9.2.5                        Appointment of Receiver

A receiver or trustee shall be appointed for an Owner or for all or substantially all of the assets of an Owner and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

9.2.6                        Loss of License

An Owner’s Gaming License to own or operate such Owner’s Casino Operation shall at any time be suspended for any reason by the Gaming Authorities and such Owner shall fail to cure such suspension within thirty (30) days from such suspension or such other period as the Gaming Authorities shall provide, or an Owner or any holder of any equity interest in an Owner shall be temporarily or permanently prohibited from deriving any benefit from the operations of the Casino Operation as a direct result of the investigation or Gaming License process by the Gaming Authorities and such Owner shall fail to cure such prohibition within thirty (30) days thereafter.

9.3                                 Remedies for Default

Upon an Event of Default, Oaktree Managers (in the case of an Event of Default by Manager under Section 9.1 above), on behalf of CCR, or Manager (in the case of an Event of Default by an Owner under Section 9.2 above) shall have the right to terminate this Agreement without any prior notice to the defaulting Party, and to enforce this Agreement and further, shall have such other rights and remedies on account of such default, both at law and in equity (including the right to seek injunctive relief without the posting of a bond which bond requirement, if applicable, is hereby waived) as is provided, established or allowable under applicable law.

9.4                                 Automatic Termination

Upon the transfer of any Casino Operation at a trustee sale or other foreclosure proceeding by or on behalf of any lender, this Agreement shall automatically and immediately terminate with respect to such Casino Operation and Manager shall have all remedies for default as set forth in Section 9.3 herein but only with respect to such Casino Operation.

10.                                 MANAGEMENT STANDARDS

Manager shall exclusively manage and maintain the Operations in a manner utilizing standards and procedures which are comparable to the management of a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes, subject to such adjustments as Manager in its reasonable discretion deems necessary. Manager shall establish such standards and procedures in its reasonable discretion, subject to standards and procedures required by law. Notwithstanding the foregoing, with respect to a Casino Operation, Manager shall comply with the terms, conditions, provisions and covenants under any lease or sublease under which such Casino Operation operates (including, with respect to the Rampart Operation, the Rampart Sublease).

11.                                 COOPERATION OF OWNER AND MANAGER

The Parties hereto shall cooperate fully with each other during the term to facilitate the performance by the Parties of the Parties’ obligations and responsibilities set forth in this Agreement. Owner shall provide Manager with such information pertaining to such Owner’s Casino Operation necessary to the performance by Manager of its obligations hereunder and as may be reasonably and specifically requested by Manager from time to time.

12.                                 INDEMNIFICATION

12.1                           Manager’s Indemnification

Except as otherwise set forth herein, Manager covenants and agrees that it will protect, keep and defend each Owner forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, including, without limitation, Gaming Laws, occasioned by the gross negligence, wanton or willful misconduct or recklessness of Manager or those holding under Manager, and that Manager will at all times protect, indemnify, defend and save and keep each Owner harmless against and from any and all claims and against and from any and all loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of any gross negligence, wanton or willful misconduct or recklessness of Manager in any respect to comply with and perform all the requirements and provisions hereof; except to the extent that any penalty, damage, charge, loss, cost or expense is caused by the gross negligence, wanton or willful misconduct or recklessness of any Owner or its members, managers, officers, employees, or agents. Without limiting the generality of the foregoing, and with the inclusion of the same exceptions as set forth above, Manager covenants and agrees that it will protect, keep and defend each Owner forever harmless and indemnified against any and all debt, claim, demand, suit or obligation of every kind, character and description that may be asserted, claimed, filed or brought against any Owner where such claim arises out of or is asserted in connection with any Management Services, including, without limitation, any claim by any subtenant, guest, licensee or invitee of Manager. This indemnity does not apply to loss or damage occasioned by defects in the Casino Operation. Nothing in this Section 12 shall override the right of Manager to employ counsel as an Operating Expense and assert defenses as set forth in Exhibit A. Notwithstanding the foregoing, this indemnity does not apply to any claim, loss, cost, damage, expense, penalty or obligation in the event such claim, loss, cost, damage, expense, penalty or obligation is within the scope of or is the subject of one or more policies of insurance obtained by Manager or any Owner. Under no circumstances shall the liability of Manager for indemnification hereunder exceed the amount of One Million Dollars ($1,000,000) per Casino Operation. The foregoing indemnity shall survive the termination of this Agreement.

12.2                           Owner’s Indemnification

Except as otherwise set forth herein, each Owner covenants and agrees to protect, keep and defend Manager forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, including, without limitation, Gaming Laws, occasioned by the gross negligence, wanton or willful misconduct or recklessness of such Owner or those holding under such Owner, and that such Owner will at all times protect, indemnify, defend and save and keep Manager harmless against and from any and all claims and against and from any and all loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of any gross negligence, wanton or willful misconduct or recklessness of such Owner in any respect to comply with and perform all of the requirements and provisions hereof; except to the extent that any penalty, damage, charge, loss, cost or expense is caused by the gross negligence, wanton or willful misconduct or recklessness of Manager or its members, managers, officers, employees or agents. Without limiting the generality of the foregoing, and with the inclusion of the same exceptions as set forth above, such Owner covenants and agrees that it will protect, keep and defend Manager forever harmless and indemnified against any and all debt, claim, demand, suit or obligation of every kind, character and description that may be asserted, claimed, filed or brought against Manager where such claim arises out of or is asserted in connection with such Owner’s ownership of the Casino Operation or the real property, improvements or structures within which or on which the Casino Operation are situated.

Notwithstanding the foregoing, this indemnity does not apply to loss or damage occasioned by defects in the Casino Operation, and this indemnity does not apply to any claim, loss, cost, damage, expense, penalty or obligation in the event such claim, loss, cost, damage, expense, penalty or obligation is within the scope of or is the subject of one or more policies of insurance obtained by Manager or any Owner. Under no circumstances shall the liability of an Owner for indemnification hereunder exceed the amount of One Million Dollars ($1,000,000) per Casino Operation. The foregoing indemnity shall survive the termination of this Agreement.

12.3                           Defense Counsel

Defense counsel engaged by Manager or any Owner, as indemnitor, shall be reasonably acceptable to Manager and such Owner, as indemnitee. Without limiting the generality of the foregoing, indemnitee shall be promptly provided with copies of all claims and pleadings, as well as correspondence, memos, documents and discovery with respect thereto, unless within the scope of any applicable privilege, relating to any such matters. Indemnitee shall be given prior written notice of all meetings, conferences and judicial proceedings and shall be afforded an opportunity to attend and participate in same. Indemnitee shall have the right to engage independent counsel, at its sole expense, to represent indemnitee as additional and/or co-counsel in all such proceedings, trials, appeals and meetings with respect thereto.

13.                                 CONFIDENTIAL INFORMATION

13.1                           Except as required to perform Manager’s duties pursuant to this Agreement and except as otherwise provided herein, Manager agrees to hold, and Manager shall use its best efforts to cause its Affiliates, agents, representatives and consultants to hold, the Company Confidential Information (as hereinafter defined) in the strictest confidence and not to disclose the Company Confidential Information to any Person, entity, party, firm or corporation (other than agents or representatives of Manager), without the prior express written consent of the Oaktree Managers (except as such disclosures are required by applicable federal or state securities laws, Gaming Laws, Gaming Authorities or under order of a court of competent jurisdiction or as such disclosure is requested pursuant to oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process). In addition, Manager agrees that it shall cause all Company Confidential Information in tangible form (whether contained in documents, drawings, plans or other materials) to be returned to CCR and the Owners upon the termination of this Agreement. Manager hereby agrees and acknowledges that CCR and the Owners shall have sole and exclusive right, title, interest and ownership to Company Confidential Information. This Section 13.1 shall survive the termination of this Agreement.

13.2                           Except as required to perform their obligations pursuant to this Agreement and except as otherwise provided herein, CCR and each Owner agrees (and CCR hereby agrees on behalf of any and each Eligible NewCo) to hold, and CCR and each Owner shall use its best efforts to cause (and CCR shall use its best efforts to cause any and each Eligible NewCo to cause) its respective Affiliates, agents, representatives and consultants to hold, the Manager Confidential Information (as hereinafter defined) in the strictest confidence and not to disclose the Manager Confidential Information to any Person, entity, party, firm or corporation (other than agents or representatives of CCR or such Owner), without the prior express written consent of Manager (except as such disclosures are required in applications or by applicable federal or state securities laws, Gaming Laws, Gaming Authority or under order of a court of competent jurisdiction or as such disclosure is requested pursuant to oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process). In addition, CCR and each Owner agrees that it shall cause all Manager Confidential Information in tangible form (whether contained in documents, drawings, plans or other materials) to be returned to Manager upon the termination of this Agreement. CCR and each Owner hereby agrees and acknowledges (and CCR hereby agrees and acknowledges on behalf of any and each Eligible NewCo) that Manager has sole and exclusive right, title, interest and ownership to Manager Confidential Information. This Section 13.2 shall survive the termination of this Agreement.

13.3                           “Company Confidential Information” shall mean, other than Manager Confidential Information, all information or data relating to CCR’s or any Owner’s finances or operations, including, without limitation, all of the Intellectual Property (as defined in the CUPA) used by CCR or any Owner in the conduct of its business, and all client and customer lists and databases related to CCR or any Owner, as well as CCR’s or any Owner’s ideas, inventions, creations, designs, plans, logos, diagrams, motifs, works of authorship, works of visual art, business documents, contracts, databases, and research and development information and data.

13.4                           “Manager Confidential Information” shall mean all information or data relating to Manager’s finances or know-how in managing casinos, including, without limitation, all research and development information or data relating to player compensation methodologies.

13.5                           In no event shall “Company Confidential Information” or “Manager Confidential Information” include any information or data that is:  (a) generally publicly known, (b) learned from third parties or persons with a legal right to disclose such information to the recipient, or (c) independently created by the recipient through efforts in no manner associated with or arising from any disclosure made by the other Party.

14.                                 HAZARDOUS MATERIALS

“Hazardous Materials,” as used in this Agreement, shall mean any substance or material if defined or designated as a hazardous or toxic substance, or other similar term, by any federal, state or local law, statute, regulation, or ordinance affecting any Casino Operation or the land upon which any Casino Operation is situated (if owned by CCR or any Owner), or the structures or improvements (if owned by CCR or any Owner) within which any Casino Operation is operated (collectively, the “Property”).

With respect to the Property of any Eligible NewCo, the applicable Owner represents and warrants after inquiry and investigation that: (i) any handling, removing, transportation, storage, treatment or usage of Hazardous Materials or toxic substances that has occurred in connection with the Property has been in compliance with all applicable federal, state and local laws, regulations and ordinances; (ii) no leak, spill, release, discharge, emission or disposal of Hazardous Materials or toxic substances has occurred in connection with the Property; and

(iii) the Property is free of asbestos, toxic or Hazardous Materials as of the date that the term of this Agreement commences with respect to the Casino Operation of such Eligible NewCo.

Each Owner agrees to comply with all federal, state and local environmental and real estate laws, including the Americans With Disabilities Act, relating to such Owner’s ownership of such Owner’s Casino Operations. Manager agrees to comply with all federal, state and local environmental and real estate laws, including the Americans With Disabilities Act, relating to Manager’s management and operation of the Casino Operations. All expenses incurred in such compliance shall be Operating Expenses.

Without limiting the provisions of Section 13.2, each Owner expressly agrees to indemnify, defend and hold Manager and its managers, members, officers, employees and agents harmless from any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims) or loss, including reasonable attorneys’ fees, consultant fees, and expert fees (consultants and experts to be reasonably selected by Manager), which arise during or after the term as a result of any breach of such Owner’s representation and warranty contained in this Section 14 or as a result of such Owner’s failure to perform its covenant contained in this Section 14. Without limiting the generality of the foregoing, the indemnification provided by this Section 14 shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of asbestos, other toxic or Hazardous Material in the Property, or the soil, groundwater or soil vapor on or under the Property, except to the extent the Hazardous Materials are present as a result of the actions of Manager, its managers, members, employees or agents. The foregoing indemnity shall survive the termination of this Agreement.

Without limiting the provisions of Section 13.1, Manager expressly agrees to indemnify, defend and hold each Owner and its managers, members, officers, employees and agents harmless from any claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims) or loss, including reasonable attorneys’ fees, consultant fees, and expert fees (consultants and experts to be reasonably selected by Owner), which arise during or after the term as a result of any breach of Manager’s representation and warranty contained in this Section 14. Without limiting the generality of the foregoing, the indemnification provided by this Section 14 shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of asbestos, other toxic or Hazardous Material in the Property, or the soil, groundwater or soil vapor on or under the Property, except to the extent the Hazardous Materials are present as a result of the actions of such Owner, its members, managers, employees or agents. The foregoing indemnity shall survive the termination of this Agreement.

15.                                 ESTOPPEL CERTIFICATES

Owner and Manager shall, at any time and from time-to-time upon not less than ten (10) days prior written request by the other, execute, acknowledge and deliver a statement in writing certifying that:

(i)                                     This Agreement is unmodified and in full force and effect (or, if modified, that the same is in full force and effect, as modified, stating the modifications);

(ii)                                  The date to which payments have been made under this Agreement; and

(iii)                               To the knowledge of each Owner or Manager, as the case may be, no Event of Default hereunder on the part of any other Party exists (except that if any such Event of Default does exist, the certifying Party shall specify such Event of Default), it being intended that any such statements delivered pursuant to this Section 15 may be relied upon by any prospective purchaser, assignee, or mortgagee of any Owner’s interest in such Owner’s Casino Operations, or of any Party’s interest in this Agreement.

16.                                 NOTICES

All notices, offers or other communications required or permitted to be given pursuant to this Agreement (including the Exhibit hereto), including, without limitation, financial statements and cash reports delivered pursuant to Exhibit A, shall be in writing and shall be considered as properly given or made: (i) upon the date of personal delivery (if notice is delivered by personal delivery); (ii) upon the date of delivery, as confirmed electronically (if notice is delivered by facsimile transmission); (iii) upon the date which is one (1) business day after deposit with a nationally recognized overnight courier service (if notice is delivered by a nationally recognized overnight courier service); or (iv) upon the date which is three (3) business days after deposit with the U.S. Postal Service, postage prepaid certified mail, return receipt requested (if notice is given in such manner), and in any case addressed to the Parties at the addresses set forth after their respective names below, or at such difference addresses as they shall have advised the other in writing in accordance herewith.

TO CCR (or its
MANAGEMENT
COMMITTEE) or
ANY OWNER:	211 North Rampart Boulevard
Las Vegas, Nevada 89145
	Attn:	William Paulos
	Attn:	William Wortman
	Fax:	(702) 507-5992

with a copy to:

Michael E. Kearney
Santoro, Driggs, Walch, Kearney, Johnson & Thompson
400 South Fourth Street, Suite 300
Las Vegas, Nevada 89101
	Fax:	(702) 791-1912

and

[Person to be designated by Oaktree]

with a copy to:

[Person to be designated by Oaktree]

TO OAKTREE
MANAGERS:	[Person to be designated by Oaktree]

with a copy to:

[Person to be designated by Oaktree]

TO MANAGER:

17.                                 APPROVAL

In any instance where the approval or consent of CCR, an Oaktree Manager, an Owner or Manager is required or permitted hereunder, such approval or consent shall be in writing and such consent or approval except as may otherwise be specified in this Agreement, shall not be unreasonably withheld or delayed.

18.                                 RELATIONSHIP OF PARTIES

Nothing set forth in this Agreement shall constitute, or be construed to be or to create, a partnership, joint venture or agency relationship between CCR or any Owner, on the one hand, and Manager, on the other, with respect to the management of the Casino Operations.

19.                                 NO WAIVER

No waiver of any covenant, term or condition of this Agreement by any Party shall be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by any Party to or of any act by any other Party requiring such consent or approval shall not be deemed to waive or render unnecessary, consent to or approval of any subsequent similar act.

20.                                 CHOICE OF LAW AND FORUM

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, regardless of the places of its negotiation or execution and without regard to principles of conflicts of law.

Subject to Section 29 below, the parties hereto irrevocably agree that all actions shall be instituted in the federal or state courts sitting in Reno, Nevada, and each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of Nevada and of the United States sitting in the City of Reno, Nevada, in connection with any such proceeding, and waives any objection based on forum non conveniens.

Subject to Section 29 below, each of the Parties submits to the exercise of personal jurisdiction over them in the State of Nevada in connection with any action or proceeding brought by any Party relating to, arising from, or based on this Agreement, and each of the Parties waives any objection to the exercise of personal jurisdiction over each of them in connection with any such action or proceeding.

If any Party shall institute legal proceedings against any other Party based on a cause of action or arising from this Agreement, the non-prevailing Party in such proceeding shall pay the costs and expenses incurred by the prevailing Party in such proceedings including reasonable attorneys’ fees and any and all costs and fees incurred on appeal of any lower court decision.

21.                                 ENTIRE AGREEMENT; MODIFICATION

No employee, agent or representative of any Party has the authority to bind any other Party to any oral additions, modifications, representations or warranties concerning this Agreement. This Agreement contains the entire agreement among the Parties with respect to its subject matter, and no agreement shall be effective to change, modify or terminate this Agreement in whole or in part, unless such agreement is in writing and duly signed by the authorized representative of the Party against whom enforcement of such change, modification or termination is sought. This Agreement shall not be construed more strictly against one Party than against any other Party merely by virtue of the fact that this Agreement may have been physically prepared by one of the Parties, or such Party’s counsel, it being agreed that all Parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

22.                                 SURVIVAL AND CONTINUATION

Notwithstanding the termination of this Agreement, all terms, provisions and obligations of any Party contained herein which in order to give them effect and to accomplish their intent or purpose, need to survive such termination shall, by agreement among the Parties, survive and continue until they have been fully satisfied or performed.

23.                                 DESCRIPTIVE HEADINGS

The descriptive headings set forth in this Agreement are inserted for convenience and for reference only and do not in any way limit or amplify the terms and provisions of this Agreement.

24.                                 SUCCESSORS AND ASSIGNS

The terms, provisions and covenants contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; except as otherwise provided in this Agreement.

25.                                 FORCE MAJEURE

The terms and condition of this Agreement (with the exception of the obligation of Owner to pay any fee, cost or expense or to transfer any funds or fund any Reserve or working capital reserve or fund the amounts required by the terms of this Agreement or with regard to matters pertaining to an approved assignment of this Management Agreement; provided, that, no Owner shall be obligated to pay any Management Fee to the extent Management Services relating to such Management Fee have been suspended) shall be subject to force majeure. Neither Owner nor Manager shall be considered in default in the performance of its obligation hereunder, if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, fire, earthquake, wind, flood, or because of any law, order, proclamation, regulation, or ordinance of any governmental authority, or because of any act of God or any other cause whether of similar or dissimilar nature beyond the reasonable control of the Party affected.

26.                                 AUTHORIZATION

Each of the Parties hereto represents to the other Parties hereto that it has full power and authority to execute this Agreement and to be bound by and shall perform in accordance with the terms hereof. On request, each Party shall furnish to the other evidence of such authority.

27.                                 COUNTERPARTS

Any number of counterparts of this Agreement may be executed and delivered and each shall be considered an original and together they shall constitute one agreement.

28.                                 SEVERABILITY

If any of the provisions of this Agreement or its application shall be held by any court, regulatory agency, or other governmental authority having competent jurisdiction over this Agreement, to be invalid, illegal, or unenforceable in any respect, the Parties shall forthwith cure such invalidity to the extent permitted by law, and notwithstanding the fact that such provisions may be held to be of no force and effect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. If any such provision or portion thereof is declared invalid, illegal, or unenforceable, the Parties to this agreement intend that, in lieu of the invalid, illegal, or unenforceable provision or portion thereof, there be added to this agreement a provision or portion thereof as similar in substance to such invalid, illegal, or unenforceable provision or portion thereof as may be possible so as to accomplish the purposes of such invalid, illegal, or unenforceable provision or portion thereof.

29.                                 ARBITRATION

Except as otherwise expressly provided herein, any dispute, claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for resolution by arbitration in Los Angeles, California, or such other location as the parties may agree to, before a sole arbitrator, in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely therein. The arbitration shall be administered by JAMS pursuant to its Comprehensive Streamlined Arbitration Rules & Procedures, and the parties agree that the arbitrator may impose sanctions in their discretion to enforce compliance with discovery and other obligations. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation injunctive relief and specific performance. Unless otherwise ordered by the arbitrator, the arbitrator’s expenses shall be shared equally by the parties.

30.                                 SUBORDINATION

Unless and until all secured debt of CCR or any Owner as in effect on the Effective Date or thereafter, and any and all renewals, modifications, consolidations, replacements and extensions of any such secured debt (collectively, the “Senior Indebtedness”) has been paid and satisfied in full, Manager shall not accept or receive from CCR or any Owner any Management Fees (or any other payments, premiums or other amounts, which may now or hereafter be owing to Manager by CCR or any Owner, including, without limitation, any receiver, trustee or debtor in possession, under or in connection with this Agreement, whether such sums represent management fees, reimbursements of costs or expenses, attorneys’ fees, charges, or other obligations due or not due, whether incurred directly or indirectly and whether absolute or contingent) (all such indebtedness, obligations and liabilities shall collectively hereinafter be referred to as the “Subordinated Indebtedness”); provided, however, unless and until an event of default under the documents and instruments evidencing the Senior Indebtedness has occurred, Manager may receive from CCR or any Owner such payments as are permitted to be paid under this Agreement, in the amounts and at the times specified herein, but in no event shall CCR or any Owner pay, and Subordinated Creditor shall in no event receive or accept, any prepayments of such amounts. This Section 30 shall be self-operative and no further instrument of subordination shall be required to make any Senior Indebtedness superior to the interest of Manager (as provided herein). Notwithstanding the foregoing, Manager shall execute and deliver promptly any certificate or agreement that any lender of, or administrative agent with respect to, the Senior Indebtedness may reasonably request in confirmation of such subordination.

[signature page follows]

IN WITNESS WHEREOF, each Party hereunto set its hands effective as of the day and year first above written.

CANNERY:

The Cannery Casino and Hotel, LLC,
a Nevada limited liability company

By:	Cannery Casino Resorts, LLC,
a Nevada limited liability company,
Title:	sole member

By:
William C. Wortman
Manager

By:
William J. Paulos
Manager

RAMPART:

Rampart Resort Management, LLC,
a Nevada limited liability company

By:	Cannery Casino Resorts, LLC,
a Nevada limited liability company,
Title:	sole member

By:
William C. Wortman
Manager

By:
William J. Paulos
Manager

[signature page continues]

CCR:

Cannery Casino Resorts, LLC,
a Nevada limited liability company,

By:
William C. Wortman
Manager

By:
William J. Paulos
Manager

MANAGER:

Millennium Management Group II, LLC,
a Nevada limited liability company

By:
William C. Wortman
Manager

By:
William J. Paulos
Manager

NEVADA PALACE:

Nevada, LLC,
a Nevada limited liability company

By:	Cannery Casino Resorts, LLC,
a Nevada limited liability company,
Title:	sole member

By:
William C. Wortman
Manager

By:
William J. Paulos
Manager

Agreed and acknowledged
as of the day first set forth above
by:

William C. Wortman

William J. Paulos

EXHIBIT A

General Management Services

Manager shall provide, with respect to each of the Casino Operations, on a Casino Operation-by-Casino Operation basis, such management services as are usually and customarily performed by managers of a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which each such Casino Operation competes, in each case as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers, all at each such Casino Operation Owner’s respective expense. Subject to the provisions of this Agreement and the Operating Agreement, the Parties contemplate that Manager’s performance of the Management Services will include Manager having uninterrupted control over the operations of each Casino Operation, including, but not limited to, the casino, hotel, entertainment and restaurant facilities of each such Casino Operation (if any), and will, among other services, set various rates and prices, issue casino credit, grant complimentaries, hire personnel and select marketing and promotional campaigns, with respect to each such Casino Operation. In addition, and more specifically, the following provisions shall govern certain of the duties and obligations of each Owner and Manager with respect to each Casino Operation (except as such Owner may agree that any of the following do not apply with respect to such Owner’s Casino Operation):

A.                                   GENERAL DUTIES

1.                                       Maximize Patronage

Manager shall use all reasonable efforts to maximize patronage of each Casino Operation.

2.                                       Prepare Budgets

Manager shall prepare the Annual Operating Budget and the Long-Term Budget in consultation with, and subject to the approval of, the Oaktree Managers, and revise and update the Annual Operating Budget and Long-Term Budget for each Casino Operation as required in consultation with, and subject to the approval of, the Oaktree Managers. To the extent required, Manager shall prepare a Construction Budget for any Owner contemplating construction of substantial improvements and/or major construction at a Casino Operation for approval by the Oaktree Managers.

3.                                       Sales, Marketing and Advertising

Consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall develop and update advertising, public relations, sales and marketing plans; implement and supervise sales and marketing campaigns; develop tour packages; develop and implement player development programs for gaming activities; book entertainment appropriate for each Casino Operation; and generally promote each Casino Operation and its respective Property.

4.                                       Centralized Booking System

Manager shall participate in and monitor centralized computerized booking and reservations systems, or, if the applicable Casino Operation is operated under a “Flag” or franchise and is participating in the franchise reservation system, monitor same for efficiency and productivity.

5.                                       Incentives and Extensions of Credit to Promote Patronage

Consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, and in conjunction with player development programs established with respect to each such Casino Operation, Manager shall provide complimentary rooms, amenities and extensions of credit to the Casino Operation patrons to promote gaming activities at such Casino Operation. In the exercise of Manager’s reasonable business judgment and in conjunction with player development programs, Manager shall obtain from patrons receiving credit, to the extent permitted, and in accordance with the Gaming Laws, appropriate “markers” or “I.O.U.’s” (all forms of credit, including the foregoing, collectively referred to as “Markers”), in accordance with overall credit policies established for each Casino Operation from time-to-time in consultation with the Owner of each such Casino Operation.

6.                                       Employment of Staff

Other than as such action may involve a manager or equityholder of Manager or a direct family member of a manager or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed; provided, that, those related party transactions set forth on Schedule 3.25 of the CUPA shall not require such prior written consent so long as the terms of such related party transactions do not change in any material respect; provided, further, that the promotion of a direct family member of a manager or equityholder of Manager from a position set forth on Schedule 3.25 of the CUPA to a position substantially identical in title and function to a then-existing non-Senior Officer position of CCR or an Owner, at a salary commensurate with what would be paid to such non-Senior Officer if not such a direct family member, shall not require such prior written consent so long as such promotion is justified based on past performance as reasonably determined by Manager) and consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall arrange for the employment, payment, supervision and discharge of all employees of each Casino Operation in accordance with the applicable Owner-approved policies adopted by the Owner of each such Casino Operation.

7.                                       Purchase of Supplies; Engage Professionals

Other than as such action may involve payments to Manager or an Affiliate, manager, officer or equityholder of Manager or an Affiliate or direct family member of a manager, officer or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed; provided, that, those related party transactions set forth on Schedule 3.25 of the CUPA shall not require such prior written consent so long as the terms of such related party transactions do not change in any material respect) and consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall arrange as necessary for the purchase of food, beverages, operating supplies, merchandise, required FF&E and all other supplies necessary for the proper operation of each Casino Operations as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes; arrange for the engagement of advisors, consultants, or other professionals from time-to-time as reasonably necessary to promote the sound and efficient operation of each Casino Operation, including accountants, financial advisors, real estate advisors, computer consultants, attorneys (subject to the limitations otherwise set forth herein), and such other professionals as appropriate.

8.                                       Maintenance

Manager shall arrange and provide for the maintenance and repair of each Casino Operation in accordance with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, and standards consistent with each Casino Operation.

9.                                       Refurbish

Consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall make available such of Manager’s personnel, and arrange for such other personnel that, in Manager’s reasonable judgment, are needed to prepare, review and implement plans and specifications for minor and routine alteration or refurbishment of each Casino Operation as proposed by the applicable Owner from time-to-time; and arrange for the design, selection, and scope of replacement of FF&E.

10.                                 Improve Operations

Consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall use Manager’s reasonable efforts to improve operations or eliminate operational problems as necessary in the manner deemed appropriate by Manager.

11.                                 Comply with Laws

Manager shall cause all such other things to be done in or about each Casino Operation as shall be necessary to comply with the Gaming Laws and requirements of the Gaming Authorities, and of any other governmental authority having jurisdiction over the use, maintenance or operation of each Casino Operation.

12.                                 Utility Services

Other than as such action may involve payments to Manager or an Affiliate, manager, officer or equityholder of Manager or an Affiliate or direct family member of a manager, officer or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed) and consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall arrange for utility services, telephone, vermin extermination, security, trash removal and other services necessary or reasonably required for the operation of each Casino Operation as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes.

13.                                 Collection of Revenue

Manager shall use all reasonable efforts to collect all charges, rents, Markers and other amounts due on account of each Casino Operation and cause the recovery and/or cause the surrender of space, as applicable and necessary from each Casino Operation’s guests, patrons, tenants, subtenants, parties providing exclusive services and concessionaires.

14.                                 Legal Actions

Other than legal actions in which a conflict of interest arises between CCR and/or an Owner, on the one hand, and Manager and/or an Affiliate, manager, officer or equityholder of Manager and/or an Affiliate or direct family member of a manager, officer or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed), on the other, and subject to the limitations described hereafter, Manager shall commence legal actions concerning each Casino Operation on behalf of the applicable Owner as are necessary or reasonably required, in the good faith opinion of Manager, to preserve and protect the assets constituting each Casino Operation and to collect sums due on account of the operation of each Casino Operation; advise the Management Committee of CCR of the commencement of material legal actions concerning such Owner’s Casino Operations; and retain counsel, in the manner set forth hereafter on behalf of the applicable Owner and Manager, in connection with any action or proceeding commenced by or against the applicable Owner or Manager (to the extent such action or proceeding by or against Manager relates to the services provided by Manager under this Agreement)or concerning such Casino Operation.

15.                                 Concessions and Leases

On behalf of the applicable Owner, Manager shall grant concessions and leases for services customarily subject to concession or lease, if, in Manager’s reasonable opinion, the granting of such concessions and leases are deemed necessary or desirable; provided, that, Manager may not grant such concession or lease to itself or an Affiliate, manager, officer or equityholder of Manager or direct family member of a manager, officer or equityholder of Manager, in each case without the prior written consent of the Oaktree Managers.

16.                                 Licenses

Manager shall obtain and maintain all Licenses as may be required by law in order to operate each Casino Operation, including all alcoholic beverage facilities and gaming facilities as shall be operated within each such Casino Operation.

17.                                 Accounting and Financial Controls

Manager shall establish such accounting systems and internal controls as may be required by applicable Gaming Laws and render such periodic financial reports and other reports with respect to operations of each Casino Operation from time-to-time as may be specifically required hereunder.

18.                                 Insurance

Manager shall advise the applicable Owner with respect to, and assist the applicable Owner in obtaining, insurance coverage and insurance policies hereafter described.

19.                                 Consultation with Owner

At an Owner’s reasonable request, Manager shall make Manager’s personnel available, upon reasonable notice, to consult with and advise such Owner concerning all policies and procedures affecting the conduct of the business of such Casino Operation and to consider in good faith any suggestions with respect thereto made by the applicable Owner.

20.                                 Periodic Reporting Requirements

At the reasonable request of a parent entity of any member of CCR, Manager shall provide such information regarding the Casino Operations, in form and substance reasonably satisfactory to such parent entity, as required by such parent entity to comply with periodic reporting requirements under federal or state securities law.

B.                                     THE BUDGETS

Manager shall submit the Budgets (or so many Budgets as may be applicable with respect to each Casino Operation) for CCR and each Casino Operation to the Oaktree Managers and the applicable Owner for the Oaktree Managers’ and such Owner’s approval not later than thirty (30) days prior to the beginning of each Fiscal Year, in a form reasonably satisfactory to the Oaktree Managers and each applicable Owner, which shall include for the ensuing Fiscal Year or portion thereof (and in the case of the Long-Term Budget the following two years), as applicable, the following:

1.                                       Profit & Loss Statement:  An estimated monthly profit and loss statement prepared generally in accordance with GAAP with any variations based on the Gaming Laws or applicable local laws or regulations being duly noted;

2.                                       Receipts & Expenditures:  A budget of receipts and expenditures (including Management Fees) required for the operation of such Casino Operation pursuant to the terms of this Agreement, including rates to be charged and expenditure proposals for:

(A)                              payroll, including wages, other remuneration, and fringe benefits;

(B)                                food and beverage and other operating supplies;

(C)                                FF&E;

(D)                               repair and maintenance;

(E)                                 revisions, alterations, rebuilding, replacements, additions and improvements in and to such Casino Operation;

(F)                                 advertising, marketing and public relations;

(G)                                the engagement of experts and consultants; and

(H)                               other operations.

3.                                       Assumptions:  Each Budget shall also contain, in narrative form, the assumptions used as the basis of its preparation.

4.                                       Procedure for Budget Approval and Dispute Resolution

The Oaktree Managers shall provide to Manager their written approval or lack of approval (including written comments setting forth in reasonable detail the reasons for the Oaktree Managers’ lack of approval) of each Budget with respect to a Casino Operation not later than thirty (30) days after the Oaktree Managers’ receipt of such Budget. If the Oaktree Managers have not provided to Manager their lack of approval of such Budget within such thirty (30) day period, such Budget shall be deemed approved by the Oaktree Managers. If the Oaktree Managers do not approve all or any portion of such Budget (a “Disputed Item”), Manager shall attempt to reach an agreement with the Oaktree Managers with respect to the Disputed Items. Both the Oaktree Managers and Manager will proceed with due diligence and in good faith to attempt to reach agreement with respect to the Disputed Items. If the Oaktree Managers and Manager have not reached an agreement with respect to the Disputed Items within a thirty (30) day period after Manager’s receipt of the Disputed Items (“Manager’s Review Period”), such Parties shall, not later than seven (7) days after the expiration of Manager’s Review Period, submit the Disputed Item(s) and all relevant information pertaining thereto, without regard to the strict rules of evidence, to certified public accountants of recognized standing mutually agreeable to the Oaktree Managers and Manager (the “Determining Accountants”). Within thirty (30) days after the receipt of the dispute for resolution, the Determining Accountants shall determine the appropriate amount to be budgeted for the Disputed Item(s) based upon all relevant factors, including the desire of the Oaktree Managers and Manager to maintain and operate such Casino Operation in accordance with standards for a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes, the Gaming Laws, and applicable local laws and customs (to the extent such local customs are consistent with the terms and intent of this Agreement). The determination of the Determining Accountants with respect to the Disputed Item(s) shall be final and conclusively binding upon the Oaktree Managers and Manager. Pending Manager’s receipt of Oaktree Managers’ approval of a Budget with respect to such Casino Operation pursuant to this Section B(4) and/or a decision of the Determining

Accountants, Manager shall be entitled to operate such Casino Operation in accordance with the last Long-Term Budget (but with reference only to the Fiscal Year of such Long-Term Budget corresponding to the then-current Fiscal Year) approved by the Oaktree Managers; provided, however, that Manager shall endeavor in good faith to preserve the Oaktree Managers’ objections to any Disputed Items pending the Determining Accountants’ decision. The final Budget resulting from the Determining Accountant’s decision as to any Disputed Item(s) shall be effective immediately upon receipt by Manager of the Determining Accountants’ written decision, but such Budget shall not affect any expenditures made or committed to by Manager in accordance with the immediately preceding sentence.

5.                                       Compliance with Modification to the Budgets

During each Fiscal Year, Manager shall, in the performance of the Management Services with respect to each Casino Operation, use and employ its reasonable efforts to comply with the Budgets relating to such Fiscal Year with respect to each such Casino Operation. Manager shall nevertheless retain the discretion to re-allocate part or all of the amount budgeted with respect to any line item to another line item in the budget provided the overall budget is maintained, and to make expenditures not authorized under the applicable Budget under certain exigent circumstances if, in Manager’s good-faith judgment, such expenditures are justifiable as a result of recent changes in circumstances, such as increased bookings, increased staffing needs or emergency repairs; provided, that, in each case, Manager promptly provides the Management Committee of CCR a written explanation of such re-allocation or expenditures. Notwithstanding the foregoing, in no event shall Manager modify or adjust the Management Fees as provided in the Budget without the prior written approval of the Oaktree Managers.

6.                                       Modification to the Budget

If at any time during any Fiscal Year Manager shall, in the performance of the Management Services with respect to each Casino Operation, determine the Budget relating to such Fiscal Year with respect to such Casino Operation is no longer appropriate due to significant changes in conditions, circumstances or otherwise, Manager shall submit to the Oaktree Managers for approval a revised Budget (the “Revised Budget”) for the remainder of such Fiscal Year, indicating in narrative form the reasons why the assumptions used as the basis of preparing the original Budget for such Fiscal Year are no longer valid. If the Oaktree Managers do not approve all or any portion of the Revised Budget, then the Oaktree Managers shall furnish Manager with its written comments, in reasonable detail, setting forth the reasons for its lack of approval, and the Oaktree Managers and Manager shall attempt to agree with respect to the items to which the Oaktree Managers have not approved. If an agreement is not reached before the expiration of a thirty (30) day period immediately following the receipt by Manager of the Oaktree Managers’ lack of approval, the dispute shall be submitted to the Determining Accountants for resolution in accordance with the procedures set forth in Section B(4).

7.                                       Emergency Expenditures

Whenever, by reason of circumstances beyond the reasonable control of Manager with respect to each Casino Operation, emergency expenditures are required to be made to ensure that the operating standards of a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes are maintained, or to protect life, person, or property, Manager may make emergency expenditures beyond the provisions of the applicable Budget without the prior written consent of the Oaktree Managers, provided that such expenditure does not constitute a default under the loan documents evidencing the loan to CCR and/or the Owners from their most senior secured lender (the “Loan Documents”) and that Manager promptly provides the Management Committee of CCR a written explanation of such expenditures.

C.                                     LEGAL SERVICES AND PROCEEDINGS

Other than legal proceedings in which a conflict of interest arises between CCR and/or an Owner, on the one hand, and Manager and/or an Affiliate, manager, officer or equityholder of Manager and/or an Affiliate or direct family member of a manager, officer or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed), on the other, the following provisions shall apply to any legal proceedings affecting a specific Casino Operation:

1.                                       Insured Claims

All claims against the applicable Owner or Manager (or Manager’s Affiliates who may be joined) arising out of the operation of such Casino Operation that are covered in whole or in part by insurance, shall be forwarded by Manager to the appropriate insurance carrier or its agent for defense.

2.                                       Non-Extraordinary Proceedings

(i)                                     Claims:  Manager shall have the right to commence legal proceedings utilizing counsel designated by Manager and approved by the applicable Owner of a non-extraordinary nature and involving monetary claims of less than $250,000 relating to the operation of such Casino Operation, such as collections, enforcement of contracts and leases and proceedings against the guests, patrons, vendors, service contractors, and tenants of such Casino Operation.

(ii)                                  Defense:  Other than insured claims in which the liability carrier has the right to choose counsel, Manager shall have the right to defend, through counsel designated by Manager and approved by the applicable Owner, legal proceedings of a non-extraordinary nature against the applicable Owner or Manager (or Manager’s Affiliates who may be joined) resulting from the operation of such Casino Operation, such as guest claims for loss of property, or injury to persons, and claims relating to employment at such Casino Operation.

3.                                       Extra-Ordinary Proceedings

(i)                                     Claims:  Manager shall commence legal proceedings that are of an unusual nature or involving monetary claims of $250,000 or more relating to the operation of such Casino Operation upon the approval by the Management Committee of CCR of the proceeding and counsel designated by Manager. Manager shall furnish the Management Committee of CCR with periodic status reports with respect to such proceedings.

(ii)                                  Defense:  All claims against the applicable Owner or Manager (or Manager’s Affiliates who may be joined) arising out of the operation of such Casino Operation of a more significant nature and involving $250,000 or more and as to which any insurance company denies coverage (or reserves rights as to coverage), shall be coordinated with the Management Committee of CCR and counsel designated by Manager shall be subject to the approval of the Oaktree Managers. Manager shall furnish the Management Committee of CCR with periodic status reports with respect thereto.

4.                                       Coordinated Defense

In the event that a suit is instituted against Manager or its Affiliates, in which the applicable Owner is also named as a party defendant, such Owner and Manager shall coordinate the defense of such suit. Nothing herein contained shall be construed as preventing such Owner from joining with Manager in any legal proceedings or any action on behalf of or against the Casino Operation, whether of an extraordinary or non-extraordinary nature. If a conflict of interest arises between the legal positions taken by the applicable Owner and Manager that such Parties are unable to waive or otherwise agree upon, then such Parties may each engage counsel of their own choosing.

D.                                    CENTRALIZED PURCHASING AND RELATED SERVICES

If any other hotels, casino hotels, resorts, restaurants, casinos, gaming facilities, or related facilities operated by Manager or its Affiliates maintain or adopt a centralized purchasing system whereby operating supplies, food, FF&E, consumables, computer services, insurance coverages under a group plan, public relation services, sales and marketing services, group advertising, reservation systems, or other items or services or programs are purchased or contracted for on behalf of the participants from suppliers or providers designated by Manager or its Affiliates (other than Manager or an Affiliate, manager, officer or equityholder of Manager or an Affiliate or direct family member of a manager, officer or equityholder of Manager, which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed), then Manager shall have the option (but not the obligation) to cause any or each Casino Operation to participate in such centralized system for so long as Manager is operating such Casino Operation provided that the cost to such Casino Operation of such items, services, or programs (taking into account the quality of the items, services, or programs purchased or contracted for and the payment terms relating to such items, services, or programs) are not significantly less favorable to such Casino Operation than the cost that could be obtained by the Casino Operation from unaffiliated third parties.

E.                                      BANK ACCOUNTS

The following shall be applicable to all bank accounts maintained in connection with each Casino Operation:

1.                                       Hotel and Casino Accounts

Manager shall establish one or more bank accounts bearing the name of such Casino Operation at a commercial bank or banks selected by Manager in consultation with the applicable Owner that shall, in all respects, have: (i) the capability of servicing all of the hotel (if any) (“Hotel”) and casino (“Casino”) operations of such Casino Operations; (ii) a substantial capital base; (iii) insured accounts, if applicable; and (iv) armored or other available security services (together with any accounts opened pursuant to Section E(6) below, the “Accounts”).

2.                                       Deposit and Transfer of Funds

All funds of any kind or nature received either by Manager or the applicable Owner in connection with the operation of such Casino Operation shall be deposited into the Accounts. Subject to the requirements and prohibitions of applicable laws, in no event will any of the monies deposited in the bank accounts be commingled with other funds. Manager may transfer between the Accounts such funds which in Manager’s reasonable business judgment may be needed for any area of operations. Checks and other documents of withdrawal on the bank account need be signed only by duly authorized representatives of Manager.

3.                                       Interest

All interest, if any, earned on the Accounts shall accrue to the benefit of the applicable Owner. Manager shall make available to the applicable Owner, from time-to-time, when reasonably requested by the applicable Owner or the Oaktree Managers, all records with respect to the bank accounts.

4.                                       Statements

Manager shall use its best efforts to provide to the applicable Owner a report of the cash receipts of such Casino Operations on a weekly basis or as soon as practicable. Manager shall provide a monthly statement to the applicable Owner summarizing all activity in the Accounts.

5.                                       Fidelity Bonds

All of each Owner’s employees or representatives who are authorized signatories on any of the Accounts shall be bonded or otherwise insured as to fidelity. The form and content of such bond or insurance shall be subject to the reasonable approval of the applicable Owner. The applicable Owner and Manager shall both be named as obliges or insureds, as appropriate, under such bond or insurance policy and Manager and the applicable Owner shall both have the right to enforce the terms of any such bond or insurance policy.

6.                                       Other Accounts, Funds of Owner

Manager shall open such other bank accounts with respect to such Casino Operations as may be agreed upon from time-to-time by the applicable Owner and Manager or as required by law. All funds in the bank accounts and all other accounts relating to such Casino Operation maintained pursuant to this Agreement shall, at all times, be deemed to be the funds of the applicable Owner.

F.                                      OWNER’S OBLIGATION TO PROVIDE FUNDING

The following shall apply to the funding needs of each Casino Operation:

1.                                       Funding an Essential Requirement

It is of the essence in this Agreement that each Owner shall, at all times, maintain sufficient funds in such Owner’s applicable Accounts, or other reserve accounts, to pay all duly and properly incurred obligations of the applicable Casino Operation on a current basis as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers, and to comply with the Gaming Laws and any other applicable laws or regulations pertaining to any accounts or required reserves. The Parties acknowledge and agree that Manager shall have no obligation to pay or satisfy any obligation or other cost or expense of development, capitalization, property acquisition, operation, employment, marketing or other costs and expenses of owning and operating such Casino Operation that is the subject of this Agreement except such costs and expenses as Manager may incur in connection with its own operations and obligations.

2.                                       Working Capital

Each Owner shall with respect to such Owner’s Casino Operation make available to Manager sufficient working capital for the operation of such Owner’s Casino Operation, including, without limitation, (a) sufficient working capital or reserves as may be required by the Gaming Authorities and lenders or mortgagees to conduct the operation of the Casino Operation and (b) such sufficient additional Casino working capital as may be adequate to meet the needs of the table betting limits appropriate to the Casino operations with respect to such Owner’s Casino Operation in accordance with the related Annual Operating Budget (collectively, with respect to each Casino Operation, the “Reserves”). CCR in respect of the CCR Annual Operating Budget shall provide sufficient working capital for the expenditures described in such Budgets.

3.                                       Failure to Fund

If at any time the available Reserves, or any other separate reserve, shall not be sufficient or available to pay all of the current expenses, fees, bills or other charges incurred in connection with the operation and maintenance of the applicable Casino Operation as set forth in this Agreement and consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers, including the payment of the Management Fee, all of which are to be paid from the applicable Account, or to comply with applicable laws or regulations, or to meet or maintain Reserve requirements at a level sufficient to maintain established betting limits, Manager shall so advise the applicable Owner, in writing, and shall provide the applicable Owner with a statement of the amount of funds necessary to cure such insufficiencies. Thereupon, the applicable Owner shall immediately provide sufficient monies to remedy any such insufficiency or shortfall. The failure of the applicable Owner to provide such funds shall excuse Manager from only those Management Services hereunder directly and materially affected by any such insufficiency or shortfall during the occurrence thereof. Manager shall be free in its reasonable business judgment to adjust betting limits to the extent permitted under the

Gaming Laws, in order to: first, meet payment obligations for Operating Expenses with respect to such Casino Operation; and second, continue gaming operations and table betting limits to the extent and to the level permitted by the available Reserves.

G.                                     FINANCIAL STATEMENTS

The financial statements for each Casino Operation shall be prepared in the following manner:

1.                                       Monthly Statements

Manager shall prepare and deliver to the Management Committee of CCR within thirty (30) days after the end of each month the following financial statements prepared generally in accordance with GAAP:

A.                                   A profit and loss statement showing the results of operations of each Casino Operation for the immediately preceding month and for the Fiscal Year through such month, including a comparison with (1) the corresponding month for the immediately preceding Fiscal Year and for the immediately preceding Fiscal Year through such corresponding month and (2) the projections contained in the applicable Budgets.

B.                                     A summary balance sheet for each Casino Operation as of the end of the immediately preceding month, including a comparison with the end of the corresponding month for the immediately preceding Fiscal Year.

C.                                     A summary cash flow statement for each Casino Operation for the immediately preceding month and for the Fiscal Year through such month, including a comparison with the corresponding month for the immediately preceding Fiscal Year and for the immediately preceding Fiscal Year through such corresponding month.

D.                                    A summary statement of costs, fees and expenses (including Management Fees) incurred, and reimbursements paid to Manager, for each Casino Operation during the immediately preceding month and for the Fiscal Year through such month.

Such statements shall be prepared from the books of account maintained by Manager and shall be in form and substance reasonably satisfactory to the Oaktree Managers.

2.                                       Annual Statements

Not later than fifty (50) days immediately following the end of each Fiscal Year, Manager shall cause to be prepared and delivered to the Management Committee of CCR financial statements for such Fiscal Year in form and substance reasonably satisfactory to the Oaktree Managers (with respect to each Casino Operation, the “Annual Statement”), which shall consist of: (i) a balance sheet; (ii) a profit and loss statement showing the results of operations; (iii) a statement of earnings and retained earnings; (iv) a statement of change in financial position; and (v) such other financial statements or reports as are required by the Gaming Authorities or Gaming Laws or by any parent entity of any member of CCR to comply with periodic reporting requirements under federal or state securities law. Such financial statements shall be prepared by and shall contain a certificate of independent certified public accountants of recognized standing selected by Manager and reasonably satisfactory to the Oaktree Managers, to the effect that, subject to such qualifications reasonably acceptable to the Oaktree Managers as shall be contained therein, such financial statements fairly present the financial position, results of the operations and changes in financial position of such Casino Operation for the Fiscal Year, or other reporting period then ended, in conformity with GAAP.

3.                                       Quarterly Statements

Not later than twenty-five (25) days immediately following the end of each quarter of a Fiscal Year, Manager shall cause to be prepared and delivered to the Management Committee of CCR financial statements for such quarter in form and substance reasonably satisfactory to the Oaktree Managers, which shall consist of: (i) a balance sheet; (ii) a profit and loss statement showing the results of operations; (iii) a statement of earnings and retained earnings; (iv) a statement of change in financial position; and (v) such other financial statements or reports as are required by the Gaming Authorities or Gaming Laws or by any parent entity of any member of CCR to comply with periodic reporting requirements under federal or state securities law.

H.                                    PAYMENT IN EXCESS FUNDS TO OWNER

Upon the written request of an Owner, Manager shall pay to the applicable Owner all funds in the Account in excess of those reasonably required to meet all of the operating, capital, and other Reserves imposed by any lender, and other financial requirements of such Casino Operation including, without limitation, all minimum working capital requirements and Reserve requirements imposed by law. Manager, at the request of an Owner, shall establish such cash management procedures and accounts from time-to-time at institutions directed by the applicable Owner, for the deposit of such excess funds on behalf of such Owner. All income derived thereform shall accrue to the applicable Owner.

I.                                         BOOKS, RECORDS AND ACCOUNTS

Manager shall keep full, adequate and accurate books of account and other records relating to or reflecting the results of operations of each Casino Operation on an accrual basis, in accordance with GAAP, consistently applied, including costs, fees, and expenses (including Management Fees) incurred by Manager, and reimbursements paid to Manager, for the provision of Management Services to an Owner or with respect to a Casino Operation (collectively, the “Books and Records”). The books of account and all other records relating to or reflecting the results of operations of each Casino Operation shall be kept at such Casino Operation and shall be made readily available to the applicable Owner and its representatives, and the Management Committee of CCR, the Oaktree Managers and its or their representatives, and any other supervisory or regulatory authority having jurisdiction over such Owner or such Casino Operation, including the Gaming Authorities, at all reasonable times upon reasonable notice, for review, examination, audit, inspection and transcription. All of such books and records pertaining to such Casino Operation, including, without limitation, books of account, guest records and front office records, shall at all times be the property of the applicable Owner and shall not be removed from such Casino Operation by Manager without the prior written consent of the Oaktree Managers. Upon any termination hereof, all such books and records shall immediately be turned over to the applicable Owner, so as to ensure the orderly continuance of the operation of such Casino Operation with copies (at the expense of the applicable Owner) retained by Manager.

J.                                        EMPLOYMENT AND LABOR ISSUES

1.                                       Compensation

Manager shall establish employee compensation for nonexecutive employment, on a Casino Operation by Casino Operation basis. The Management Committee of CCR shall have the final determination with respect to any labor negotiations and by virtue of its participation in the preparation and approval of each Budget, shall have general authority over employee compensation. Executive compensation shall conform with the estimates of the applicable Budget.

2.                                       Employment Costs

All claims, liabilities or obligations arising during or after the term with respect to the employees of a Casino Operation relating to salaries, wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, employee benefits, severance pay, grievances under union contracts, unfair labor practice charges before any governmental labor board or authority, worker’s compensation, disability, unemployment benefit, breach of employment contracts, safety and health matters, and employment discrimination of any nature whatsoever, and any and all court costs and legal fees incurred in defending such claim (collectively, “Employment Costs”) shall be charged to and payable by the applicable Casino Operation as an Operating Expense.

3.                                       Disputes With and Claims By Employee

The defense of employment and labor claims (collectively, “Employment Claims”) to the extent appropriate, may be defended at a Casino Operation’s administrative level with the assistance of the Casino Operation’s human resources manager. Manager, on behalf of the applicable Owner and itself, may engage employment and labor counsel as needed. The cost of defending Employment Claims, as well as sums required for settlement, reinstatement, back pay and the like, as required, shall be charged as an Operating Expense with respect to a Casino Operation. Settlements that exceed $100,000 shall be subject to the approval of the Management Committee of CCR, which approval shall not be unreasonably withheld.

K.                                    PAYMENT OF TAXES

On behalf of each Owner, Manager shall, as an expense of the applicable Casino Operation and as reflected in the applicable Budget, pay or cause to be paid, before they become delinquent, all taxes, assessments, excises, levies, License and permit fees and other charges (including all penalties and interest relating thereto, regardless of whether such interest or penalties are reflected in the applicable Budget) general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, which shall or may during the term of this Agreement be levied, assessed, charged and/or imposed by any public or quasi-public authority upon, or accrue, or become due and payable, out of or on account of, or become a lien on, the Property, the Casino Operation, FF&E, or other real and personal property serving the Casino Operation, as applicable, and any related Property.

L.                                      PAYMENT OF MORTGAGES

Subject, with respect to Rampart and the Rampart Operation, to the Rampart Sublease and the Casino Prime Lease Agreement made and entered into as of April 1, 2002 by and between Hotspur Resorts Nevada, Inc., a Nevada corporation, and Landlord (the “Casino Lease”), on behalf of each Owner, Manager shall, as an expense of the Casino Operation operated by such Owner, and as reflected in the applicable Budget, pay or cause to be paid before they become delinquent, all mortgages, ground leases, leases, and other liens secured, in whole or in part, by a lien or leasehold on the Property and other real or personal property serving the Casino Operation, as applicable, and any related Property.

M.                                 COMPLIANCE WITH LAWS

Manager shall:

(i)                                     Not use any Casino Operation or any portion thereof, and Manager shall use diligent efforts to see that others do not use such Casino Operation or any portion thereof, for any use or purpose in violation of the Gaming Laws or of any other valid and applicable law or regulation of any lawful authority having jurisdiction over the Casino Operation;

(ii)                                  In all respects use all reasonable efforts to cause the use and operation of the Casino Operation to comply with all valid and applicable laws and regulations of all applicable governmental authorities;

(iii)                               Other that as otherwise required under this Section M, comply with the requirements of all governmental authorities that may exercise governmental or quasi-governmental control over any Casino Operation (provided that Manager shall have no obligation to so comply or to correct any alleged defect unless the same is specifically called to the attention of Manager by the applicable Owner or by any such governmental authority); and

(iv)                              Comply with all requirements of the Gaming Authorities and the Gaming Laws as modified from time-to-time, as if such Gaming Laws were fully set forth herein.

N.                                    PHYSICAL PLANT AND PROPERTY MAINTENANCE

Subject, with respect to Rampart and the Rampart Operation, to the Rampart Sublease and the Casino Lease, the following provisions shall apply to each Casino Operation’s physical plant, fixtures and personalty:

1.                                       No Changes Without Owner’s Consent

Except as set forth in Section N(2), no changes shall be made to the Casino Operation’s structure or any improvements now or hereafter comprising a Casino Operation without the consent of the Management Committee of CCR, which consent such Management Committee shall be entitled to withhold in its sole discretion; provided, however, that such withholding of consent has not and will not cause such Casino Operation to fall below a level of quality for a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes.

2.                                       Alterations, Remodeling, Demolition

Manager shall, consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers (and, with respect to Rampart and the Rampart Operation, in accordance with the provisions of the Rampart Sublease), have the right to alter, remodel and/or demolish the Casino Operation’s structure and any improvements now or hereafter comprising such Casino Operation, or to replace or add to any of the FF&E located within the Casino Operation without any additional prior consent of the applicable Owner.

3.                                       Repairs, Replacements, Maintenance

Manager shall, from time-to-time consistent with the applicable Budgets or other funding approved by Manager and the Oaktree Managers (and, with respect to Rampart and the Rampart Operation, in accordance with the Rampart Sublease), make such expenditures as an Operating Expense for repairs and maintenance of FF&E, for the replacements, renewals and additions to minor operating equipment, and for minor capital improvements (meaning those capital improvements other than structural repairs and changes and extraordinary repairs to or replacement of FF&E as necessary or required, in Manager’s reasonable opinion) to keep the Casino Operation operating as a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such lease or sublease, consistent with the market in which such Casino Operation competes. If any repairs or maintenance shall constitute corrective work for which the applicable Owner has received or is entitled to the benefit of the guarantee or warranty of any builder, contractor or any supplier of labor or material in connection with the construction of the Casino Operation or with respect to the FF&E installed therein, then Manager may invoke such guarantees or warranties in either the applicable Owner’s or Manager’s name and the applicable Owner shall cooperate fully with Manager in the enforcement thereof. The applicable Owner reserves the right to sell any of the FF&E located in its Casino Operations from time-to-time, provided that such Owner substitutes FF&E of like kind, quality and utility.

4.                                       Required Structural Repairs

If structural repairs or changes to the Casino Operation or extraordinary repairs to, or replacement of, any FF&E shall be required during the term of this Agreement by the provisions of any mortgage encumbering the Casino Operation, any loan agreement with respect to the Casino Operation, or any lease or sublease under which the Casino Operation operates, in order to maintain the Casino Operation in the operating condition of a first-class gaming property as required by any lease or sublease under which such Casino Operation operates or, if there is no such requirement, consistent with the market in which such Casino Operation competes, by reason of any laws or regulations now or hereafter in force, by order of any governmental authority or otherwise, or because Manager and the applicable Owner jointly agree upon the desirability thereof, then, in any such event, such repairs, changes or replacements shall be made by the applicable Owner, or at the request of the applicable Owner, by Manager, at the applicable Owner’s sole expense, and shall be made with as little hindrance to the operation of the Casino Operations as is reasonably possible. Notwithstanding the foregoing, the applicable Owner shall have the right to contest the need for any such repairs, changes or replacements required by any law, regulation, or order of governmental authority and may postpone compliance therewith, if so permitted by law.

O.                                    INSURANCE

Consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall procure and maintain, or cause to be provided and maintained, with respect to each Casino Operation, insurance coverage in such types and amounts as may be required by the Loan Documents, from time to time.

1.                                       Other Coverages

Consistent with the Annual Operating Budget for each Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager may cause each or any Casino Operation to obtain such coverages in respect of such other risks as Manager may reasonably determine to be necessary or appropriate.

2.                                       Concessionaire’s Coverage

Upon Manager granting any leases, licenses or concessions in accordance with the provisions of this Agreement, Manager shall require such tenants, licensees or concessionaires to carry such insurance as is normal and customary for the relevant tenant, licensee or concessionaire, and to furnish certificates evidencing such insurance in such reasonable amounts as may be specified in the lease, license or concession or otherwise agreed upon between Manager and the tenant, licensee and concessionaire.

4.                                       Claim Investigation

Manager shall promptly investigate or cause to be investigated all accidents and claims for damage relating to the operation and maintenance of the Casino Operation and related facilities, shall report to the applicable Owner any such incident which is material, and Manager shall investigate or cause to be investigated all damage to or destruction of such Casino Operation or related facilities and shall report to the applicable Owner any such incident which is material, together with the estimated cost of repair thereof. In addition, Manager shall prepare any and all reports required by any insurance company as a result of any such incident.

5.                                       Premium Advance

If Manager, or any of its Affiliates, shall pay or advance on behalf of the applicable Owner any insurance premiums or related insurance costs, the applicable Owner shall repay same to Manager promptly upon demand of Manager.

6.                                       Access to Insurance Information

Manager shall at all times make available to the Management Committee of CCR, the Oaktree Managers, the applicable Owner or the applicable Owner’s insurance agents or insurance brokers, all information relating to existing coverages, claims histories as applicable, copies of policies, certificates, binders and the like. Manager further authorizes the Management Committee of CCR, the Oaktree Managers, the applicable Owner and its insurance agents or brokers, to obtain such information directly from Manager’s insurance agents, brokers, and insurance carriers, and hereby grants to the Management Committee of CCR, the Oaktree Managers, the applicable Owner and its insurance agents or brokers, full access to all such information.

EXHIBIT B

Development, Construction and Pre-Opening Services

A.                                   PLANNING AND CONSTRUCTION SUPERVISION SERVICES

With respect to any Eligible Operation, the Development Services shall include: (a) consulting, pre-opening and technical services to the applicable Owner in connection with planning, developing, constructing, furnishing, equipping and staffing such Casino Operation; (b) assisting the applicable Owner and the various Design Professionals (as defined below) and contractors in the provision and coordination of their services, including, but not limited to, the services set forth in below; and (c) all necessary pre-opening services in preparation for the opening of the applicable Eligible Operation, all in accordance with the applicable Budgets or other funding approved by Manager and the Oaktree Managers. In addition, and more specifically, the following provisions shall govern certain of the duties and obligations of each Owner and Manager with respect to certain of the Eligible Operations not constituting a Going Concern:

1.                                       Architect

Consistent with any Construction Budget or Development Budget for such Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall review and critique architectural plans and specifications for the Eligible Operation prepared and developed by the architect, as selected by the applicable Owner (with respect to each Eligible Operation, the “Architect”); and advise and consult with the Architect regarding the location and layout of all hotel facilities and amenities, including, but not limited to, guest rooms, public spaces, meeting and conference rooms, the casino, security and counting rooms, and food and beverage facilities.

2.                                       Interior Designer

Manager shall assist each Owner in selecting and retaining an interior designer (the “Interior Designer”), and consistent with any Construction Budget or Development Budget for such Casino Operation or other funding approved by Manager and the Oaktree Managers, advise and consult with the Interior Designer regarding the theme, layouts, design, and utility of the Eligible Operation from an operational point of view; and review and critique design proposals from the Interior Designer.

3.                                       Project Manager

Manager shall meet with the project manager, as selected by the applicable Owner (the “Project Manager”), on a regularly scheduled basis to develop a construction schedule for the Eligible Operation; and assist the Project Manager in coordinating the work of the Design Professionals (as defined below).

4.                                       Other Design Professionals

Manager shall assist the applicable Owner in selecting and retaining design, technical and installation experts and consultants (collectively with the Architect, the Interior Designer and the Landscape Designer (as defined below), the “Design Professionals”) required for the design, selection and installation of equipment for systems required by the Eligible Operation, including, but not limited to, kitchen, laundry, telephone, communications, sound, computer, security and surveillance systems; advise and consult with the Design Professionals with respect to hotel and casino operations and systems.

5.                                       Purchasing Agent

Manager shall assist each applicable Owner in selecting and retaining a purchasing agent (the “Purchasing Agent”) for the purchase, delivery and installation of all FF&E required for the Eligible Operation.

6.                                       Landscape Designer

Manager shall assist the applicable Owner in selecting and retaining a landscape designer (the “Landscape Designer”).

7.                                       Budgets

Manager shall assist each applicable Owner in developing a budget for pre-construction activities, such as design, engineering, permitting, etc. (the “Development Budget”) and a construction and FF&E budget, including, including, but not limited to, kitchen equipment, laundry equipment, telephone and communications equipment, sound equipment, casino and gaming equipment, security, surveillance and closed-circuit television equipment, and other individual categories of FF&E; and assist each applicable Owner and the Architect in developing an overall budget for the design, development and construction of the Operations (the “Construction Budget”).

8.                                       Equipment Selection

Manager shall assist each applicable Owner in selecting equipment for the Eligible Operation, including, but not limited to, kitchen equipment, laundry equipment, telephone and communications equipment, office equipment, accounting and business machines, casino and gaming equipment, security, surveillance and closed-circuit television equipment and other equipment and systems required for the operation of the Eligible Operation.

9.                                       Periodic Inspections

Manager shall conduct inspections and reviews from time-to-time in coordination with the Project Manager during the construction period, as the applicable Owner may reasonably request with regard to such matters as the applicable Owner determines may be useful to the applicable Owner in the applicable Owner’s overall supervision of the construction of the Eligible Operation. For purposes of this Section 9, the construction period shall commence as of the Effective Date and terminate on the Opening Date with respect to each such Eligible Property.

10.                                 Responsibility for Construction

Manager shall be responsible for supervising construction of the Eligible Operation and all phases or portions thereof, and the Project Manager shall report to Manager.

B.                                     PRE-OPENING SERVICES

The Management Services shall also include all necessary pre-opening services in preparation for the opening of the Eligible Operation as follows:

1.                                       General Pre-Opening Services

In general, consistent with the Pre-Opening Budget for such Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall be responsible, on behalf of the applicable Owner, for coordinating the activities necessary or reasonably required to open the Eligible Operation for business, including (i) assuring that the applicable Owner has properly staffed and equipped the Eligible Operation, and (ii) coordinating and implementing a program for marketing the guest rooms, gaming operations, facilities, and services of the Eligible Operation.

2.                                       Budget

Manager shall assist each applicable Owner in preparing a Pre-Opening Budget for the Eligible Operation and its various departments.

3.                                       Concepts For Food and Beverage, Lounge and Other Specialized Facilities.

Manager shall develop operating concepts in consultation with the applicable Owner for food, beverage and lounge facilities and other specialized facilities of the Eligible Operation and assist the applicable Owner in selecting and establishing menus, pricing and uniforms..

4.                                       Staffing Tables

Consistent with the Pre-Opening Budget for such Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall prepare and cause the Eligible Operation to implement staffing tables, employment timetables, employee hiring and training guidelines and other programs relating to staffing the Eligible Operation.

5.                                       Staff Retention

Other than as such action may involve a manager or equityholder of Manager or a direct family member of a manager or equityholder of Manager (which, in each case, shall require the prior written consent of the Oaktree Managers before Manager may proceed), and consistent with the Pre-Opening Budget for such Casino Operation or other funding approved by Manager and the Oaktree Managers, Manager shall recruit and hire on behalf of the applicable Owner at an appropriate time prior to the Operating Date with respect to such Eligible Operation a general manager, a resident manager, if applicable, a human resources manager, a food and beverage manager, a casino manager, a controller, a director of sales, a head housekeeper, and other required department heads in accordance with hiring criteria approved by the applicable Owner; and thereafter, with the assistance of such department heads, Manager will cause to be hired on behalf of the applicable Owner a full staff of employees for the Eligible Operation.

6.                                       Casino Concepts

Manager shall assist the applicable Owner in developing casino operating concepts, selecting gaming equipment, preparing a casino marketing strategy and player development programs, and developing a credit policy and credit collection system.

7.                                       Advertising and Marketing

Manager shall assist the applicable Owner in preparing pre-opening advertising, marketing and public relations budgets which will form part of the Pre-Opening Budget, hire on behalf of the applicable Owner advertising and public relations firms, and manage and coordinate their activities so as to develop a cohesive and coordinated pre-opening program for advertising, marketing and public relations, all subject to the applicable Owner’s approval.

8.                                       Sales Personnel and Sales Office

Manager shall hire on behalf of the applicable Owner sales and marketing personnel; establish a sales and marketing program, which may include, with the applicable Owner’s consent, participation in or maintenance of one or more remote sales and marketing offices to attract group, corporate and package tour accounts (collectively, the “Sales Office”) for the purpose of selling and marketing rooms, meeting rooms, casino and gaming activities and other facilities of the Eligible Operation prior to the Opening Date and thereafter. Manager may cause the Sales Office and its staff to be shared and used in common with other casinos, hotels, or other related facilities under management by Manager, or any of its Affiliates, or other compatible gaming, hospitality, or travel industry organizations in order to promote operational efficiencies.

9.                                       Centralized Bookings

Manager shall cause the participation of the Eligible Operation in a centralized telephone booking system, including the use of “800” numbers, computerized bookings with computer-assisted confirmations, or include such services as part of the services provided by a “Flag” or franchise, if applicable.

10.                                 Licenses and Permits

Manager shall assist the applicable Owner in securing all Licenses necessary to own, open and operate the Eligible Operation, including any approvals, licenses and permits required by the Gaming Authorities (collectively, with respect to each Eligible Operation, “Gaming Licenses”).

11.                                 Market Studies

Consistent with the Pre-Opening Budget for such Casino Operation, Manager shall cause the update of any market study previously prepared on behalf of the Eligible Operation, as may be reasonably required prior to the Opening Date.

12.                                 Accounting Systems

Manager shall establish appropriate accounting systems, internal financial controls, financial reporting systems, and such other systems and methods of reporting, including those required by applicable gaming laws and regulations (the “Gaming Laws”) as promulgated by such applicable governmental authority supervising gaming activities (the “Gaming Authorities”), and as may be necessary or appropriate for the Operations and all of its activities.

13.                                 Tenants and Concessionaires

Manager shall assist Owner in procuring tenants and concessionaires, taking into account local custom and usage, including the leasing, and when applicable, the operating of sundry shops, beauty shops, boutiques, health clubs, recreational facilities and such shops and facilities as may be deemed appropriate for the operation of the Eligible Operation.

14.                                 Entertainment

Manager shall book entertainment appropriate for the facilities of the Eligible Operation.

C.                                     OWNER’S OBLIGATION TO PROVIDE FUNDING

The following shall apply to the funding needs of each Casino Operation:

1.                                       Construction Finance

Each Owner shall, by a date reasonably in advance of commencement of construction with respect to such Owner’s Casino Operation (if applicable) and reasonably acceptable to Manager and the applicable Owner, provide to Manager with evidence of the availability of sufficient construction finance to complete the construction in accordance with the related Construction Budget and sufficient working capital or reserves as may be required by the lenders or mortgagees to commence such construction.

2.                                       Initial Working Capital

Each Owner shall, by a date reasonably in advance of the Opening Date with respect to such Owner’s Casino Operation (if applicable) and reasonably acceptable to Manager and the applicable Owner, make available to Manager sufficient initial working capital to commence operations with respect to such Owner’s Casino Operation (if applicable) and sufficient working capital or reserves as may be required by the Gaming Authorities and lenders or mortgagees to commence Casino operations with respect to such Owner’s Casino Operation (if applicable) and such sufficient additional Casino working capital as may be adequate to meet the needs of the table betting limits appropriate to the Casino operations with respect to such Owner’s Casino Operation (collectively, with respect to each Casino Operation, the “Reserves”).

3.                                       Failure to Fund

If at any time the available construction funds or any other reserve, shall not be sufficient or available to pay all costs of construction under the related Construction Budget, or the pre-opening expenses, fees, bills or other charges incurred in connection with the opening of the Owner’s Casino Operation under the related Pre-Opening Budget, Manager shall so advise the applicable Owner, in writing, and shall provide the applicable Owner with a statement of the amount of funds necessary to cure such insufficiencies. Thereupon, the applicable Owner shall immediately provide sufficient monies to remedy any such insufficiency or shortfall. The failure of the applicable Owner to provide such funds shall excuse Manager from only those Management Services hereunder directly and materially affected by any such insufficiency or shortfall during the occurrence thereof.